Exhibit 99.4
TEXTRON INC.
UPDATES TO ANNUAL REPORT ON FORM 10-K
(UPDATED BY THIS CURRENT REPORT ON FORM 8-K)
FOR THE FISCAL YEAR ENDED DECEMBER 29, 2007

Item 8.	Financial Statements and Supplementary Data
Note: The information contained in this Item provides updates related to our change in organizational structure and reporting of our new business segments effective for fiscal 2008. Our new business segments are discussed further in Note 20: Segment and Geographic Data. We revised the following Notes to the Consolidated Financial Statements and Quarterly Data:

•	Note 1: Summary of Significant Accounting Policies — Business segment references have been revised to reflect the change in business segments.

•	Note 3: Business Acquisitions, Goodwill and Intangible Assets — Business segment references and goodwill amounts have been revised to reflect the change in business segments.

•	Note 18: Variable Interest Entities— Business segment references have been revised to reflect the change in business segments.

•
Note 20: Segment and Geographic Data — Revenues, Segment Profit, Revenues by Product Type, Total Assets, Capital Expenditures, and Depreciation and Amortization have been revised to reflect the change in business segments.

•	Quarterly Data – Revenues, Segment Profit and Segment Profit Margins have been revised to reflect the change in business segments.

This Item has not been updated for other changes since the filing of our Fiscal 2007 Form 10-K.

Our Consolidated Financial Statements and the related reports of our independent registered public accounting firm thereon are included in this Annual Report on Form 10-K on the pages indicated below.

Page
Report of Management	35

Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting	36

Report of Independent Registered Public Accounting Firm on the Consolidated Financial Statements and Schedule	37

Consolidated Statements of Operations for each of the years in the three-year period ended December 29, 2007	38

Consolidated Balance Sheets as of December 29, 2007 and December 30, 2006	39

Consolidated Statements of Shareholders’ Equity for each of the years in the three-year period ended December 29, 2007	40

Consolidated Statements of Cash Flows for each of the years in the three-year period ended December 29, 2007	41

Notes to the Consolidated Financial Statements	43

Supplementary Information:

Quarterly Data for 2007 and 2006 (Unaudited)	76

Schedule II – Valuation and Qualifying Accounts	77

All other schedules are omitted either because they are not applicable or not required, or because the required information is included in the financial statements or notes thereto.

Report of Management

Management is responsible for the integrity and objectivity of the financial data presented in this Annual Report on Form 10-K. The Consolidated Financial Statements have been prepared in conformity with accounting principles generally accepted in the United States and include amounts based on management’s best estimates and judgments. Management also is responsible for establishing and maintaining adequate internal control over financial reporting for Textron Inc. as such term is defined in Exchange Act Rules 13a-15(f). With the participation of our management, we conducted an evaluation of the effectiveness of our internal control over financial reporting based on the framework in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission. Based on our evaluation under the framework in Internal Control – Integrated Framework, we have concluded that Textron Inc. maintained, in all material respects, effective internal control over financial reporting as of December 29, 2007.

The independent registered public accounting firm, Ernst & Young LLP, has audited the Consolidated Financial Statements of Textron Inc. and has issued an attestation report on Textron’s internal controls over financial reporting as of December 29, 2007, as stated in its reports, which are included herein.

We conduct our business in accordance with the standards outlined in the Textron Business Conduct Guidelines, which are communicated to all employees. Honesty, integrity and high ethical standards are the core values of how we conduct business. Every Textron business prepares and carries out an annual Compliance Plan to ensure these values and standards are maintained. Our internal control structure is designed to provide reasonable assurance, at appropriate cost, that assets are safeguarded and that transactions are properly executed and recorded. The internal control structure includes, among other things, established policies and procedures, an internal audit function, and the selection and training of qualified personnel. Textron’s management is responsible for implementing effective internal control systems and monitoring their effectiveness, as well as developing and executing an annual internal control plan.

The Audit Committee of our Board of Directors, on behalf of the shareholders, oversees management’s financial reporting responsibilities. The Audit Committee consists of four directors who are not officers or employees of Textron and meets regularly with the independent auditors, management and our internal auditors to review matters relating to financial reporting, internal accounting controls and auditing. Both the independent auditors and the internal auditors have free and full access to senior management and the Audit Committee.

/s/Lewis B. Campbell	/s/Ted R. French
Lewis B. Campbell	Ted R. French
Chairman, President and Chief	Executive Vice President and
Executive Officer	Chief Financial Officer
February 13, 2008

Report of Independent Registered Public Accounting Firm on Internal Control over Financial Reporting

The Board of Directors and Shareholders of Textron Inc.

We have audited Textron Inc.’s internal control over financial reporting as of December 29, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (the COSO criteria). Textron Inc.’s management is responsible for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting included in the accompanying Report of Management. Our responsibility is to express an opinion on the company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, testing and evaluating the design and operating effectiveness of internal control based on the assessed risk, and performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Textron Inc. maintained, in all material respects, effective internal control over financial reporting as of December 29, 2007, based on the COSO criteria.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the Consolidated Balance Sheets as of December 29, 2007 and December 30, 2006, and the related Consolidated Statements of Operations, Shareholders’ Equity and Cash Flows for each of the three years in the period ended December 29, 2007 of Textron Inc. and our report dated February 13, 2008 expressed an unqualified opinion thereon.

/s/Ernst & Young LLP

Boston, Massachusetts
February 13, 2008

Report of Independent Registered Public Accounting Firm on the Consolidated Financial Statements and Schedule.

To the Board of Directors and Shareholders of Textron Inc.

We have audited the accompanying Consolidated Balance Sheets of Textron Inc. as of December 29, 2007 and December 30, 2006, and the related Consolidated Statements of Operations, Shareholders’ Equity and Cash Flows for each of the three years in the period ended December 29, 2007. Our audits also included the financial statement schedule contained on page 77. These financial statements and schedule are the responsibility of Textron Inc.’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the Consolidated Financial Statements referred to above present fairly, in all material respects, the consolidated financial position of Textron Inc. at December 29, 2007 and December 30, 2006 and the consolidated results of its operations and its cash flows for each of the three years in the period ended December 29, 2007, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, the related financial statement schedule, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Textron Inc.’s internal control over financial reporting as of December 29, 2007, based on criteria established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission and our report dated February 13, 2008 expressed an unqualified opinion thereon.

As discussed in Note 5 to the Consolidated Financial Statements, in 2007 Textron Inc. adopted Financial Accounting Standards Board (“FASB”) Staff Position No. 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leverage Lease Transaction,” as discussed in Note 13 to the Consolidated Financial Statements, in 2007 Textron Inc. adopted FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes – An Interpretation of FASB Statement No. 109,” and as discussed in Note 1 to the Consolidated Financial Statements, in 2006 Textron Inc. adopted Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans – An amendment of FASB Statement Nos. 87, 88, 106, and 132(R).”

/s/Ernst & Young LLP
Boston, Massachusetts

February 13, 2008, except for the second paragraph in Note 1, the ninth paragraph in Note 3, and Note 20, as to which the date is
April 25, 2008

Consolidated Statements of Operations

For each of the years in the three-year period ended December 29, 2007
(In millions, except per share data)	2007	2006	2005
Revenues
Manufacturing	$12,350	$10,692	$9,415
Finance	875	798	628
Total revenues	13,225	11,490	10,043
Costs, expenses and other
Cost of sales	9,716	8,528	7,464
Selling and administrative	1,692	1,523	1,403
Interest expense, net	484	438	290
Provision for losses on finance receivables	33	26	29
Special charges	—	—	118
Total costs, expenses and other	11,925	10,515	9,304
Income from continuing operations before income taxes	1,300	975	739
Income taxes	(385)	(269)	(223)
Income from continuing operations	915	706	516
Income (loss) from discontinued operations, net of income taxes	2	(105)	(313)
Net income	$917	$601	$203
Basic earnings (loss) per share
Continuing operations	$3.66	$2.76	$1.93
Discontinued operations	0.01	(0.41)	(1.17)
Basic earnings per share	$3.67	$2.35	$0.76
Diluted earnings (loss) per share
Continuing operations	$3.59	$2.71	$1.89
Discontinued operations	0.01	(0.40)	(1.15)
Diluted earnings per share	$3.60	$2.31	$0.74

See Notes to the Consolidated Financial Statements.

Consolidated Balance Sheets

As of December 29, 2007 and December 30, 2006
(Dollars in millions, except share data)	2007	2006
Assets
Manufacturing group
Cash and cash equivalents	$471	$733
Accounts receivable, net	1,083	964
Inventories	2,724	2,069
Other current assets	560	448
Assets of discontinued operations	8	73
Total current assets	4,846	4,287
Property, plant and equipment, net	1,999	1,773
Goodwill	2,132	1,257
Other assets	1,596	1,233
Total Manufacturing group assets	10,573	8,550
Finance group
Cash	60	47
Finance receivables, net	8,514	8,217
Goodwill	169	169
Other assets	640	567
Total Finance group assets	9,383	9,000
Total assets	$19,956	$17,550
Liabilities and shareholders’ equity
Liabilities
Manufacturing group
Current portion of long-term debt and short-term debt	$355	$80
Accounts payable	927	814
Accrued liabilities	2,706	1,958
Liabilities of discontinued operations	134	142
Total current liabilities	4,122	2,994
Other liabilities	2,289	2,329
Long-term debt	1,793	1,720
Total Manufacturing group liabilities	8,204	7,043
Finance group
Other liabilities	462	499
Deferred income taxes	472	497
Debt	7,311	6,862
Total Finance group liabilities	8,245	7,858
Total liabilities	16,449	14,901
Shareholders’ equity
Capital stock:
Preferred stock:
$2.08 Cumulative Convertible Preferred Stock, Series A	2	4
$1.40 Convertible Preferred Dividend Stock, Series B	—	6
Common stock (251.9 million and 418.0 million shares issued and 250.1 million and 251.2 million shares outstanding)	32	26
Capital surplus	1,193	1,786
Retained earnings	2,766	6,211
Accumulated other comprehensive loss	(400)	(644)
	3,593	7,389
Less cost of treasury shares	86	4,740
Total shareholders’ equity	3,507	2,649
Total liabilities and shareholders’ equity	$19,956	$17,550
See Notes to the Consolidated Financial Statements.

Consolidated Statements of Shareholders’ Equity

(In millions, except per share data)	$2.08 Preferred Stock	$1.40 Preferred Stock	Common Stock	Capital Surplus	Retained Earnings	Treasury Stock	Accumu- lated Other Compre- hensive Loss	Total Share- holders’ Equity
Balance at January 1, 2005	$4	$6	$25	$1,369	$5,792	$(3,447)	$(97)	$3,652
Net income					203			203
Currency translation adjustment, net of income taxes of $8							(17)	(17)
Deferred gains on hedge contracts, net of income taxes of $3							2	2
Minimum pension adjustment, net of income taxes of $1							34	34
Comprehensive income								222
Dividends declared ($0.70 per share)					(187)			(187)
Conversion of preferred stock to common stock				1				1
Exercise of stock options and stock-based compensation			1	163				164
Purchases of common stock						(606)		(606)
Issuance of common stock						30		30
Balance at December 31, 2005	$4	$6	$26	$1,533	$5,808	$(4,023)	$(78)	$3,276
Net income					601			601
Currency translation adjustment, net of income tax benefit of $28							45	45
Deferred losses on hedge contracts, net of income tax benefit of $3							(5)	(5)
Reclassification adjustment, net of income tax benefit of $4							(9)	(9)
Reclassification due to sale of Fastening Systems, net of income taxes of $0							(8)	(8)
Minimum pension adjustment, net of income taxes of $24							58	58
Comprehensive income								682
Transition adjustment due to change in accounting, net of income tax benefit of $348							(647)	(647)
Dividends declared ($0.78 per share)					(198)			(198)
Exercise of stock options and stock-based compensation				253				253
Purchases of common stock						(750)		(750)
Issuance of common stock						33		33
Balance at December 30, 2006	$4	$6	$26	$1,786	$6,211	$(4,740)	$(644)	$2,649
Net income					917			917
Currency translation adjustment, net of income tax benefit of $13							57	57
Deferred gains on hedge contracts, net of income taxes of $22							53	53
Reclassification adjustment, net of income taxes of $17							38	38
Pension adjustment, net of income tax benefit of $23							96	96
Comprehensive income								1,161
Cumulative effect of change in accounting upon adoption of FSP 13-2					(33)			(33)
Cumulative effect of change in accounting upon adoption of FIN 48					22			22
Retirement of treasury shares	(2)	(6)	(10)	(770)	(4,123)	4,911		—
Stock split issued in the form of a stock dividend			16		(16)			—
Dividends declared ($ 0.85 per share)					(212)			(212)
Exercise of stock options and stock-based compensation				157		4		161
Purchases of common stock						(295)		(295)
Issuance of common stock				20		34		54
Balance on December 29, 2007	$2	$—	$32	$1,193	$2,766	$(86)	$(400)	$3,507

See Notes to the Consolidated Financial Statements.

Consolidated Statements of Cash Flows

For each of the years in the three-year period ended December 29, 2007
	Consolidated
(in millions)	2007	2006	2005
Cash flows from operating activities
Net income	$917	$601	$203
Less: (income) loss from discontinued operations	(2)	105	313
Income from continuing operations	915	706	516
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Earnings of Finance group, net of distributions	—	—	—
Depreciation and amortization	336	290	303
Provision for losses on finance receivables	33	26	29
Special charges	—	—	118
Share-based compensation	41	30	28
Deferred income taxes	(13)	37	17
Changes in assets and liabilities excluding those related to acquisitions and divestitures:
Accounts receivable, net	(42)	(14)	(87)
Inventories	(490)	(427)	(188)
Other assets	(23)	107	26
Accounts payable	52	115	173
Accrued and other liabilities	480	401	77
Captive finance receivables, net	(299)	(324)	(100)
Other operating activities, net	37	70	40
Net cash provided by operating activities of continuing operations	1,027	1,017	952
Net cash provided by (used in) operating activities of discontinued operations	22	(48)	84
Net cash provided by operating activities	1,049	969	1,036
Cash flows from investing activities
Finance receivables:
Originated or purchased	(11,964)	(11,225)	(10,116)
Repaid	11,059	9,534	8,982
Proceeds on receivables sales and securitization sales	917	493	237
Net cash used in acquisitions	(1,092)	(502)	(28)
Net proceeds from sale of businesses	(14)	8	(1)
Capital expenditures	(401)	(431)	(365)
Proceeds from sale of property, plant and equipment	23	7	6
Other investing activities, net	3	54	62
Net cash used in investing activities of continuing operations	(1,469)	(2,062)	(1,223)
Net cash provided by investing activities of discontinued operations	63	653	28
Net cash used in investing activities	(1,406)	(1,409)	(1,195)
Cash flows from financing activities
(Decrease) increase in short-term debt	(414)	337	171
Proceeds from issuance of long-term debt	2,226	2,000	1,957
Principal payments and retirements of long-term debt	(1,394)	(1,137)	(1,178)
Proceeds from option exercises	103	173	106
Purchases of Textron common stock	(304)	(761)	(597)
Dividends paid	(154)	(244)	(189)
Capital contributions paid to Finance group	—	—	—
Excess tax benefit received on share-based payments	24	31	14
Net cash provided by (used in) financing activities of continuing operations	87	399	284
Net cash provided by (used in) financing activities of discontinued operations	—	2	(1)
Net cash provided by (used in) financing activities	87	401	283
Effect of exchange rate changes on cash and cash equivalents	21	23	(25)
Net (decrease) increase in cash and cash equivalents	(249)	(16)	99
Cash and cash equivalents at beginning of year	780	796	697
Cash and cash equivalents at end of year	$531	$780	$796
Supplemental schedule of non-cash investing and financing activities from continuing operations
Capital expenditures financed through capital leases	$22	$16	$15
See Notes to the Consolidated Financial Statements.

Consolidated Statements of Cash Flows continued

For each of the years in the three-year period ended December 29, 2007
	Manufacturing Group*			Finance Group*
(In millions)	2007	2006	2005	2007	2006	2005
Cash flows from operating activities
Net income	$917	$601	$203	$145	$152	$111
Less: (income) loss from discontinued operations	(2)	105	313	—	1	3
Income from continuing operations	915	706	516	145	153	114
Adjustments to reconcile income from continuing operations to net cash provided by operating activities:
Earnings of Finance group, net of distributions	(10)	(73)	(14)	—	—	—
Depreciation and amortization	296	251	257	40	39	46
Provision for losses on finance receivables	—	—	—	33	26	29
Special charges	—	—	118	—	—	—
Share-based compensation	41	30	28	—	—	—
Deferred income taxes	(6)	(1)	10	(7)	38	7
Changes in assets and liabilities excluding those related to acquisitions and divestitures:
Accounts receivable, net	(42)	(14)	(87)	—	—	—
Inventories	(473)	(379)	(181)	—	—	—
Other assets	(52)	87	(6)	19	8	14
Accounts payable	52	115	173	—	—	—
Accrued and other liabilities	424	335	42	36	66	35
Captive finance receivables, net	—	—	—	—	—	—
Other operating activities, net	41	62	38	(4)	8	2
Net cash provided by operating activities of continuing operations	1,186	1,119	894	262	338	247
Net cash provided by (used in) operating activities of discontinued operations	22	(35)	87	—	(13)	(3)
Net cash provided by operating activities	1,208	1,084	981	262	325	244
Cash flows from investing activities
Finance receivables:
Originated or purchased	—	—	—	(13,124)	(12,240)	(10,940)
Repaid	—	—	—	11,863	10,205	9,560
Proceeds on receivables sales and securitization sales	—	—	—	994	513	383
Net cash used in acquisitions	(1,092)	(338)	(28)	—	(164)	—
Net proceeds from sale of businesses	(14)	8	(1)	—	—	—
Capital expenditures	(391)	(419)	(356)	(10)	(12)	(9)
Proceeds from sale of property, plant and equipment	23	7	23	—	—	—
Other investing activities, net	—	—	—	(4)	18	56
Net cash used in investing activities of continuing operations	(1,474)	(742)	(362)	(281)	(1,680)	(950)
Net cash provided by investing activities of discontinued operations	63	653	28	—	—	—
Net cash used in investing activities	(1,411)	(89)	(334)	(281)	(1,680)	(950)
Cash flows from financing activities
(Decrease) increase in short-term debt	(44)	(242)	277	(370)	579	(106)
Proceeds from issuance of long-term debt	348	5	403	1,878	1,995	1,554
Principal payments and retirements of long-term debt	(50)	(16)	(417)	(1,344)	(1,121)	(761)
Proceeds from option exercises	103	173	106	—	—	—
Purchases of Textron common stock	(304)	(761)	(597)	—	—	—
Dividends paid	(154)	(244)	(189)	(135)	(80)	(100)
Capital contributions paid to Finance group	—	(18)	—	—	18	—
Excess tax benefit received on share-based payments	24	31	14	—	—	—
Net cash provided by (used in) financing activities of continuing operations	(77)	(1,072)	(403)	29	1,391	587
Net cash provided by (used in) financing activities of discontinued operations	—	2	(1)	—	—	—
Net cash provided by (used in) financing activities	(77)	(1,070)	(404)	29	1,391	587
Effect of exchange rate changes on cash and cash equivalents	18	22	(27)	3	1	2
Net (decrease) increase in cash and cash equivalents	(262)	(53)	216	13	37	(117)
Cash and cash equivalents at beginning of year	733	786	570	47	10	127
Cash and cash equivalents at end of year	$471	$733	$786	$60	$47	$10
Supplemental schedule of non-cash investing and financing activities from continuing operations
Capital expenditures financed through capital leases	$22	$16	$15	$—	$—	$—
*
Textron is segregated into a Manufacturing group and a Finance group as described in Note 1 to the Consolidated Financial Statements. The Finance group’s pre-tax income in excess of dividends paid is excluded from the Manufacturing group’s cash flows. All significant transactions between the borrowing groups have been eliminated from the consolidated column.

See Notes to the Consolidated Financial Statements.

Notes to the Consolidated Financial Statements

Note 1. Summary of Significant Accounting Policies

Principles of Consolidation and Financial Statement Presentation
Our Consolidated Financial Statements include the accounts of Textron Inc. and all of its majority-owned subsidiaries, along with variable interest entities for which we are the primary beneficiary.

As discussed in Note 20. Segment and Geographic Data, we changed our segment structure effective as of the beginning of fiscal 2008 to report five segments: Cessna, Bell, Defense & Intelligence, Industrial and Finance.  All periods in these Consolidated Financial Statements have been restated to reflect the new segment reporting structure.

Our financings are conducted through two separate borrowing groups. The Manufacturing group consists of Textron Inc., consolidated with the entities that operate in the Cessna, Bell, Defense & Intelligence and Industrial segments, while the Finance group consists of the Finance segment, comprised of Textron Financial Corporation and its subsidiaries. We designed this framework to enhance our borrowing power by separating the Finance group. Our Manufacturing group operations include the development, production and delivery of tangible goods and services, while our Finance group provides financial services. Due to the fundamental differences between each borrowing group’s activities, investors, rating agencies and analysts use different measures to evaluate each group’s performance. To support those evaluations, we present balance sheet and cash flow information for each borrowing group within the Consolidated Financial Statements.

Through our Finance group, we provide diversified commercial financing to third parties. In addition, this group finances retail purchases and leases for new and used aircraft and equipment manufactured by our Manufacturing group, otherwise known as captive financing. In the Consolidated Statements of Cash Flows, cash received from customers or from securitizations is reflected as operating activities when received from third parties. However, in the cash flow information provided for the separate borrowing groups, cash flows related to captive financing activities are reflected based on the operations of each group. For example, when product is sold by our Manufacturing group to a customer and is financed by the Finance group, the origination of the finance receivable is recorded within investing activities as a cash outflow in the Finance group’s statement of cash flows. Meanwhile, in the Manufacturing group’s statement of cash flows, the cash received from the Finance group on the customer’s behalf is recorded within operating cash flows as a cash inflow. Although cash is transferred between the two borrowing groups, there is no cash transaction reported in the consolidated cash flows at the time of the original financing. These captive financing activities, along with all significant intercompany transactions, are reclassified or eliminated in consolidation.

In July 2007, our Board of Directors approved a two-for-one split of our common stock. The financial statements for all prior periods presented have been restated to reflect the effect of the split on share and per share amounts.

Use of Estimates
We prepare our financial statements in conformity with generally accepted accounting principles, which require us to make estimates and assumptions that affect the amounts reported in the financial statements. Estimates are used in accounting for, among other items, long-term contracts, inventory valuation, residual values of leased assets, allowance for credit losses on receivables, the amount and timing of future cash flows expected to be received on impaired loans, product liability, workers’ compensation, actuarial assumptions for the pension and postretirement plans, future cash flows associated with goodwill and long-lived asset valuations, and environmental and warranty reserves. Our estimates are based on the facts and circumstances available at the time estimates are made, historical experience, risk of loss, general economic conditions and trends, and our assessments of the probable future outcomes of these matters. Actual results could differ from those estimates. Estimates and assumptions are reviewed periodically, and the effects of changes, if any, are reflected in the statement of operations in the period that they are determined.

Cash and Cash Equivalents
Cash and cash equivalents consist of cash and short-term, highly liquid investments with original maturities of three months or less.

Revenue Recognition
We generally recognize revenue from the sale of our products that are not under long-term contracts upon delivery. For commercial aircraft, delivery is upon completion of manufacturing, customer acceptance, and the transfer of the risk and rewards of ownership.

When a sale arrangement involves multiple elements, such as sales of products that include customization and other services, we evaluate the arrangement to determine whether there are separate items that are required to be delivered under the arrangement that qualify as separate units of accounting. The total fee from the arrangement is then allocated to each unit of accounting based on its relative fair value, taking into consideration any performance, cancellation, termination or refund-type provisions. Fair value generally is established for each unit of accounting using the sales price charged when the same or similar items are sold separately. We recognize revenue when the recognition criteria for each unit of accounting are met.

Leases — Certain qualifying noncancelable aircraft and other product lease contracts are accounted for as sales-type leases. Upon delivery, we record the present value of all payments (net of executory costs and any guaranteed residual values) under these leases as revenues, and the related costs of the product are charged to cost of sales. For lease financing transactions that do not qualify as sales-type leases, we record revenue as earned over the lease period.

Long-Term Contracts — Revenues under long-term contracts are accounted for under the percentage-of-completion method of accounting in accordance with American Institute of Certified Public Accountants Statement of Position No. 81-1, “Accounting for Performance of Construction-Type and Certain Production-Type Contracts.” Under the percentage-of-completion method, we estimate profit as the difference between the total estimated revenue and cost of a contract. We then recognize that estimated profit over the contract term based on either the costs incurred (under the cost-to-cost method, which is typically used for development effort) or the units delivered (under the units-of-delivery method, which is used for production effort), as appropriate under the circumstances. Revenues under all cost-reimbursement contracts are recorded using the cost-to-cost method. Revenues under fixed-price contracts generally are recorded using the units-of-delivery method; however, when the contracts provide for periodic delivery after a lengthy period of time over which significant costs are incurred or require a significant amount of development effort in relation to total contract volume, revenues are recorded using the cost-to-cost method.

Our long-term contract profits are based on estimates of total contract cost and revenue utilizing current contract specifications, expected engineering requirements and the achievement of contract milestones, including product deliveries. Certain contracts are awarded with fixed-price incentive fees that also are considered when estimating revenues and profit rates. Contract costs typically are incurred over a period of several years, and the estimation of these costs requires substantial judgment. We review and revise these estimates periodically throughout the contract term. Revisions to contract profits are recorded when the revisions to estimated revenues or costs are made. Anticipated losses on contracts are recognized in full in the period in which the losses become probable and estimable.

Our Bell segment has a joint venture with The Boeing Company (“Boeing”) to provide engineering, development and test services related to the V-22 aircraft, as well as to produce the V-22 aircraft, under a number of separate contracts with the U.S. Government (the “V-22 Contracts”). This joint venture agreement creates contractual, rather than ownership, rights related to the V-22. Accordingly, we do not account for this joint venture under the equity method of accounting. We account for all of our rights and obligations under the specific requirements of the V-22 Contracts allocated to us under the joint venture agreement. Revenues and cost of sales reflect our performance under the V-22 Contracts with revenue on production lots, beginning with the seventh lot, recognized using the units-of-delivery method. We include all assets used in performance of the V-22 Contracts that we own, including inventory and unpaid receivables, and all liabilities arising from our obligations under the V-22 Contracts in the Consolidated Balance Sheets.

Finance Revenues — Finance revenues include interest on finance receivables, direct loan origination costs and fees received. We recognize interest using the interest method to provide a constant rate of return over the terms of the receivables. Revenues on direct loan origination costs and fees received are deferred and amortized to finance revenues over the contractual lives of the respective receivables using the interest method. When receivables are sold or prepaid, unamortized amounts are recognized in finance revenues. We generally suspend the accrual of interest income for accounts that are contractually delinquent by more than three months. In addition, detailed reviews of loans may result in earlier suspension. We resume the accrual of interest when the loan becomes contractually current and recognize the suspended interest income at that time. Cash payments on nonaccrual accounts, including finance charges, generally are applied to reduce loan principal.

Losses on Finance Receivables
Provisions for losses on finance receivables are charged to income in amounts sufficient to maintain the allowance at a level considered adequate to cover losses in the existing receivable portfolio. We evaluate the allowance by examining current delinquencies, characteristics of the existing accounts, historical loss experience, underlying collateral value, and general economic conditions and trends. In addition, for larger balance commercial loans, we consider borrower specific information, industry trends and estimated discounted cash flows. Finance receivables generally are written down to the fair value (less estimated costs to sell) of the related collateral at the earlier of the date when the collateral is repossessed or when no payment has been received for six months. Finance receivables are charged off when they are deemed to be uncollectible.

Loan Impairment
We periodically evaluate our non-homogeneous loan portfolios for impairment. A loan is considered impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. We also identify loans that are considered impaired due to the significant modification of the original loan terms. These modified loans reflect deferred principal payments, generally at market interest rates, and continue to accrue finance charges since collection of principal and interest is not doubtful. We measure impairment by comparing the fair value of a loan with its carrying amount. Fair value is based on the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s observable market price or, if the loan is collateral dependent, at the fair value of the collateral, less selling costs. If the fair value of the loan is less than its carrying amount, we establish a reserve based on this difference.

Securitized Transactions
Securitized transactions involve the sale of finance receivables to qualified special purpose trusts. Through our Finance group, we sell or securitize loans and leases and may retain an interest in the assets sold in the form of interest-only securities, seller certificates, cash reserve accounts, and servicing rights and obligations. These retained interests are subordinate to other investors’ interests in the securitizations. We do not provide legal recourse to third-party investors that purchase interests in our securitizations beyond the credit enhancement inherent in the retained interest-only securities, seller certificates and cash reserve accounts. Gain or loss on the sale of the loans or leases depends, in part, on the previous carrying amount of the financial assets involved in the transfer, which is allocated between the assets sold and the retained interests based on their relative fair values at the date of transfer.

Retained interests are recorded at fair value in other assets. We estimate fair values based on the present value of expected future cash flows using management’s best estimates of key assumptions — credit losses, prepayment speeds and discount rates commensurate with the risks involved. We review the fair values of the retained interests quarterly using updated assumptions and compare such amounts with the carrying value of the retained interests. When the carrying value exceeds the fair value of the retained interests, we determine whether the decline in fair value is other than temporary. When we determine that the value of the decline is other than temporary, we write down the retained interests to fair value with a corresponding charge to income. When a change in fair value of retained interests is deemed temporary, we record a corresponding credit or charge to other comprehensive income for any unrealized gains or losses.

Investments
We classify investments in marketable equity securities as available for sale and record these investments at fair value in other assets. Unrealized gains and losses related to these investments are included in shareholders’ equity as a component of accumulated other comprehensive loss. Investments in non-marketable equity securities are accounted for under either the cost or equity method of accounting. For investments in joint ventures for which we do not have control or are not the primary beneficiary but where we do have the ability to exercise significant influence over the venture’s operating and financial policies, we use the equity method.

Inventories
Inventories are stated at the lower of cost or estimated net realizable value. We value our inventories generally using the first-in, first-out (“FIFO”) method or the last-in, first-out (“LIFO”) method for certain qualifying inventories in the U.S. We determine costs for our commercial helicopters on an average cost basis by model considering the expended and estimated costs for the current production release. Costs on long-term contracts represent costs incurred for production, allocable operating overhead, advances to suppliers, and, in the case of contracts with the U.S. Government, allocable research and development and general and administrative expenses. Since our inventoried costs include amounts related to contracts with long production cycles, a portion of these costs is not expected to be realized within one year. Pursuant to contract provisions, agencies of the U.S. Government have title to, or security interest in, inventories related to such contracts as a result of advances, performance-based payments and progress payments. Such advances and payments are reflected as an offset against the related inventory balances.

Customer deposits are recorded against inventory when the right of offset exists. All other customer deposits are recorded in accrued liabilities.

Property, Plant and Equipment
Property, plant and equipment are recorded at cost and are depreciated primarily using the straight-line method. Land improvements and buildings are depreciated primarily over estimated lives ranging from four to 40 years, while machinery and equipment are depreciated primarily over one to 15 years. We capitalize expenditures for improvements that increase asset values and extend useful lives.

Intangible and Other Long-Lived Assets
At acquisition, we estimate and record the fair value of purchased intangible assets primarily using discounted cash flow analysis of anticipated cash flows reflecting incremental revenues and/or cost savings resulting from the acquired intangible asset, reflecting market participant assumptions. Amortization of intangible assets with finite lives is recognized over their estimated useful lives using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise realized. Approximately 40% of our gross intangible assets with finite lives are amortized using the straight-line method, with the remaining assets, primarily customer agreements, amortized based on the cash flow streams used to value the asset.

Long-lived assets, including intangible assets subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of the asset may not be recoverable. If the carrying value of the asset held for use exceeds the sum of the undiscounted expected future cash flows, the carrying value of the asset is generally written down to fair value. Long-lived assets held for sale are stated at the lower of cost or fair value less cost to sell. Fair value is determined using pertinent market information, including estimated future discounted cash flows.

Goodwill
We evaluate the recoverability of goodwill annually or more frequently if events or changes in circumstances, such as declines in sales, earnings or cash flows, or material adverse changes in the business climate, indicate that the carrying value of a reporting unit might be impaired. The reporting unit represents the operating segment unless discrete financial information is prepared and reviewed by segment management for businesses one level below that operating segment (a “component”), in which case such component is the reporting unit. In certain instances, we have aggregated components of an operating segment into a single reporting unit based on similar economic characteristics. Goodwill is considered to be potentially impaired when the net book value of a reporting unit exceeds its estimated fair value. Fair values are established primarily using a discounted cash flow methodology. The determination of discounted cash flows is based on the businesses’ strategic plans and long-range planning forecasts. When available, comparative market multiples are used to corroborate discounted cash flow results.

Pension and Postretirement Benefit Obligations
We maintain various pension and postretirement plans for our employees globally. These plans include significant pension and postretirement benefit obligations, which are calculated based on actuarial valuations. Key assumptions used in determining these obligations and related expenses include expected long-term rates of return on plan assets, discount rates and healthcare cost projections. We evaluate and update these assumptions annually in consultation with third-party actuaries and investment advisors. We also make assumptions regarding employee demographic factors such as retirement patterns, mortality, turnover and the rate of compensation increases.

We adopted Statement of Financial Accounting Standards (“SFAS”) No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans - An amendment of FASB Statement Nos. 87, 88, 106, and 132(R)” on December 30, 2006. In accordance with this Statement, we recognize the overfunded or underfunded status of our pension and postretirement plans on the balance sheet and recognize changes in the funded status of our defined benefit plans in comprehensive income in the year in which they occur. Actuarial gains and losses that are not immediately recognized as net periodic pension cost are recognized as a component of other comprehensive loss and amortized into net periodic pension cost in future periods.

At December 30, 2006, the impact of implementing SFAS No. 158 reduced total assets by $313 million, increased total liabilities by $334 million and reduced shareholders’ equity (increase to accumulated other comprehensive loss) by $647 million, net of tax. In addition, we classified $92 million of pension and postretirement benefit liabilities as current. The adoption did not affect our Consolidated Statement of Operations. The adjustment to accumulated other comprehensive loss at adoption represents the net unrecognized actuarial losses, unrecognized prior service costs (credits) and unrecognized transition obligation remaining from the initial adoption of SFAS No. 87, “Employers’ Accounting for Pensions,” all of which were previously netted against the plan’s funded status in our balance sheet pursuant to the provisions of SFAS No. 87. These amounts will be subsequently amortized into net periodic pension cost in future periods.

Derivative Financial Instruments
We are exposed to market risk primarily from changes in interest rates, currency exchange rates and securities pricing. We do not hold or issue derivative financial instruments for trading or speculative purposes. To manage the volatility relating to our exposures, we net these exposures on a consolidated basis to take advantage of natural offsets. For the residual portion, we enter into various derivative transactions pursuant to our policies in areas such as counterparty exposure and hedging practices. All derivative instruments are reported on the balance sheets at fair value. Designation to support hedge accounting is performed on a specific exposure basis. For financial instruments qualifying as fair value hedges, we record changes in fair value in income, offset, in part or in whole, by corresponding changes in the fair value of the underlying exposures being hedged. For cash flow hedges, we record changes in the fair value of derivatives (to the extent they are effective as hedges) in other comprehensive (loss) income, net of deferred taxes. Changes in fair value of derivatives not qualifying as hedges are recorded in income.

Foreign currency denominated assets and liabilities are translated into U.S. dollars. Adjustments from currency rate changes are recorded in the cumulative translation adjustment account in shareholders’ equity until the related foreign entity is sold or substantially liquidated. We use foreign currency financing transactions, including currency swaps, to effectively hedge long-term investments in foreign operations with the same corresponding currency. Foreign currency gains and losses on the hedge of the long term investments are recorded in the cumulative translation adjustment account with the offset recorded as an adjustment to the non-U.S. dollar financing liability.

Fair Values of Financial Instruments
The fair value of our cash and cash equivalents, accounts receivable, accounts payable, and variable-rate receivables and debt approximates the carrying value of these financial instruments. We determine the estimated fair values of other financial instruments, including debt, equity and risk management instruments, using available market information and valuation methodologies, primarily discounted cash flow analysis or independent investment bankers.

Product and Environmental Liabilities
We accrue product liability claims and related defense costs on the occurrence method when a loss is probable and reasonably estimable based on historical experience and the insurance coverage and deductibles in effect at the date of the incident.

Liabilities for environmental matters are recorded on a site-by-site basis when it is probable that an obligation has been incurred and the cost can be reasonably estimated. We estimate our accrued environmental liabilities using currently available facts, existing technology, and presently enacted laws and regulations, which all are subject to a number of factors and uncertainties. Our environmental liabilities are undiscounted and do not take into consideration possible future insurance proceeds or significant amounts from claims against other third parties.

Research and Development Costs
Research and development costs that are either not specifically covered by contracts or represent our share under cost-sharing arrangements are charged to expense as incurred. Research and development costs incurred under contracts with others are reported as cost of sales over the period that revenue is recognized.

Income Taxes
Deferred tax assets and liabilities are determined based on temporary differences between the financial reporting and tax bases of assets and liabilities, applying enacted tax rates expected to be in effect for the year in which we expect the differences will reverse or settle. Based on the evaluation of available evidence, we recognize future tax benefits, such as net operating loss carryforwards, to the extent that we believe it is more likely than not that we will realize these benefits. We recognize interest and penalties related to unrecognized tax benefits in income tax expense. We periodically assess the likelihood that we will be able to recover our deferred tax assets and reflect any changes in our estimates in the valuation allowance, with a corresponding adjustment to earnings or other comprehensive income (loss), as appropriate. In assessing the need for a valuation allowance, we look to the future reversal of existing taxable temporary differences, taxable income in carryback years, the feasibility of tax planning strategies and estimated future taxable income.

Recently Announced Accounting Pronouncements
In September 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 157, “Fair Value Measurements.” SFAS No.157 replaces multiple existing definitions of fair value with a single definition, establishes a consistent framework for measuring fair value and expands financial statement disclosures regarding fair value measurements. This Statement applies only to fair value measurements that already are required or permitted by other accounting standards and does not require any new fair value measurements. SFAS No. 157 is effective in the first quarter of 2008, and we do not expect the adoption will have a material impact on our financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities — Including an amendment to FASB Statement No. 115.” SFAS No. 159 allows companies to choose to measure eligible assets and liabilities at fair value with changes in value recognized in earnings. Fair value treatment may be elected either upon initial recognition of an eligible asset or liability or, for an existing asset or liability, if an event triggers a new basis of accounting. SFAS No. 159 is effective in the first quarter of 2008. We do not expect to elect to re-measure any of our existing financial assets or liabilities under its provisions.

Note 2. Discontinued Operations

In August 2006, we completed the sale of our Fastening Systems business to Platinum Equity, a private equity investment firm, for approximately $613 million in cash and the assumption of $16 million of net indebtedness and certain liabilities. There was no gain or loss recorded upon completion of the sale. Prior to the consummation of the sale of the Fastening Systems business, we recorded impairment and other charges of $120 million in 2006 and $387 million in 2005, which are described below. The results of this business were accounted for as discontinued operations in the Consolidated Financial Statements for all periods presented herein.

In September 2005, our Board of Directors approved management’s recommendation to explore strategic alternatives for the Fastening Systems business. Based on the approval of this recommendation and the likelihood of execution, we determined that an impairment indicator existed for both the Fastening Systems’ goodwill and its long-lived assets. In our assessment of potential impairment of the goodwill, we estimated the fair value of the business based on current market data. This fair value amount then was compared with the carrying amount of the business. As the carrying amount exceeded the fair value, we then measured the amount of goodwill impairment loss. The excess of the fair value of the business over the fair value amounts assigned to its assets and liabilities represents the implied fair value of goodwill. The carrying amount of the goodwill exceeded the implied fair value of that goodwill, resulting in an impairment loss of $335 million in 2005.

Our Board of Directors authorized the divestiture of the Fastening Systems business in December 2005, and we recorded an after-tax charge of approximately $52 million. This charge included $37 million related to previously deferred foreign currency translation losses and $7 million in curtailment losses for employee retirement plans. After these charges, we assessed the estimated fair value of the business and determined that no further adjustment to the carrying value was required at that time. In the second quarter of 2006, we recorded an additional $120 million after-tax impairment charge to record the business at the estimated fair value less cost to sell at that time based on offers received from potential purchasers.

Operating results for our discontinued businesses, primarily related to Fastening Systems, are as follows:

(In millions)	2007	2006	2005
Revenues	$—	$1,101	$1,936
Loss from discontinued operations before special charges	—	(94)	(388)
Special charges	—	—	(11)
Loss from discontinued operations	—	(94)	(399)
Income tax (expense) benefit	—	(11)	40
Operating loss from discontinued operations, net of income taxes	—	(105)	(359)
Gain on disposal, net of income taxes	2	—	46
Income (loss) from discontinued operations, net of income taxes	$2	$(105)	$(313)

Gain on disposal, net of income taxes is primarily related to a tax benefit recorded with the sale of the InteSys business in 2005.

We generally use a centralized approach to the cash management and financing of our manufacturing operations and, accordingly, do not allocate debt or interest expense to our discontinued businesses. Any debt and related interest expense of a specific entity within a business is recorded by the respective entity. General corporate overhead previously allocated to the businesses for reporting purposes is excluded from amounts reported as discontinued operations.

At December 29, 2007, assets and liabilities of discontinued operations primarily relate to the sale of the Fastening Systems business. For 2007, cash flows provided by operating and investing activities are primarily related to taxes.

Note 3. Business Acquisitions, Goodwill and Intangible Assets

2007 Business Acquisitions
In 2007, we acquired four businesses for cash totaling $1.1 billion. The results of operations for these acquired businesses have been included in the Consolidated Statement of Operations since the dates of each respective acquisition. Pro forma information has not been included as the amounts are immaterial.

On November 14, 2007, we acquired a majority ownership interest in United Industrial Corporation (“UIC”), a publicly held company (NYSE: UIC), pursuant to a cash tender offer for $81 per share. UIC operates through its wholly owned subsidiary, AAI Corporation (“AAI”). AAI is a leading provider of intelligent aerospace and defense systems, including unmanned aircraft and ground control stations, aircraft and satellite test equipment, training systems and countersniper devices. UIC has been integrated into our Defense & Intelligence segment, where we believe it adds important capabilities to our existing aerospace and defense businesses and advances our strategy to deliver broader and more integrated solutions to our customers. In December, we completed the acquisition and obtained 100% ownership of UIC.

The following table summarizes the estimated fair values of assets acquired and liabilities assumed from UIC as of November 14, 2007, the effective date of the acquisition:

(In millions)
Current assets	$219
Property, plant and equipment	57
Intangible assets	361
Goodwill	857
Other assets	31
Total assets acquired	1,525
Current liabilities	279
Debt	252
Deferred taxes	123
Other liabilities	59
Total liabilities assumed	713
Minority interest	157
Net assets acquired	$655

In addition to the $655 million we paid for the net assets acquired on November 14, 2007, we paid approximately $240 million to settle outstanding acquired debt and other obligations and $157 million to purchase the minority interest in December.

The acquired intangible assets represent primarily customer agreements and contractual relationships with a weighted-average useful life of 13 years. We have allocated the purchase price of this business to the estimated fair value of the net tangible and intangible assets acquired, with any excess recorded as goodwill. Approximately $64 million of the goodwill is deductible for tax purposes. These estimates are preliminary as of the end of 2007 as we are awaiting the completion of the identification and valuation of the intangible assets acquired. We expect these analyses will be completed during the first half of 2008.

In 2007, we also acquired certain assets of CAV-Air LLC, Columbia Aircraft Manufacturing Corporation and Paladin Tools. CAV-Air’s helicopter maintenance and service center was acquired by our Bell segment. Columbia Aircraft Manufacturing Corporation produces high-performance, single engine aircraft and has been integrated into our Cessna segment. Paladin Tools is a provider of tools and accessories for the telecommunications industry and has been integrated into our Industrial segment. We have recorded $12 million of goodwill and $16 million in intangibles for these businesses.

2006 Business Acquisitions
We acquired three businesses in 2006 for a total cost of $338 million in the Defense & Intelligence segment and $164 million in the Finance segment, all of which were paid for in cash. The operating results of these businesses have been included in the Consolidated Financial Statements since the date of each respective acquisition. These acquisitions include the following:

•	Overwatch Systems (“Overwatch”), a developer and provider of intelligence analysis software tools for the defense industry, was acquired on December 1.
•	Innovative Survivability Technologies, Inc., a supplier of innovative defensive systems to military and homeland security customers, was acquired on July 19.
•	Electrolux Financial Corporation’s dealer inventory finance business, which provides consumer appliance and electronics dealers with wholesale inventory financing, was acquired on June 30.

In connection with these acquisitions in 2006, we recorded $259 million in goodwill and $112 million in identifiable intangible assets, primarily in the Defense & Intelligence segment. These amounts were adjusted in 2007 to reflect the final fair value adjustments, which resulted in a reduction of goodwill of $14 million, net of deferred taxes, and an increase in intangible assets of $21 million. The adjusted intangible assets and weighted-average amortization periods are as follows: $84 million in patents and technology (15 years), $33 million in customer agreements (9 years) and $16 million in other intangible assets (4 years).

Goodwill
The changes in the carrying amount of goodwill, by segment, are as follows:

(In millions)	Cessna	Bell	Defense & Intelligence	Industrial	Finance	Total
Balance at January 1, 2005	$322	$16	$85	$579	$169	$1,171
Acquisitions	—	1	—	4	—	5
Foreign currency translation	—	—	—	(22)	—	(22)
Other	—	—	—	(6)	—	(6)
Balance at December 31, 2005	$322	$17	$85	$555	$169	$1,148
Acquisitions	—	—	259	—	—	259
Foreign currency translation	—	—	—	21	—	21
Other	—	—	—	(2)	—	(2)
Balance at December 30, 2006	$322	$17	$344	$574	$169	$1,426
Acquisitions	—	1	857	11	—	869
Foreign currency translation	—	—	—	23	—	23
Other	—	—	(17)	—	—	(17)
Balance at December 29, 2007	$322	$18	$1,184	$608	$169	$2,301

Acquired Intangible Assets
Our acquired intangible assets are summarized below:

		December 29, 2007			December 30, 2006
	Weighted-
	Average
	Amortization	Gross			Gross
	Period	Carrying	Accumulated		Carrying	Accumulated
(Dollars in millions)	(In years)	Amount	Amortization	Net	Amount	Amortization	Net
Customer agreements and contractual relationships	13	$393	$(7)	$386	$35	$(1)	$34
Patents and technology	8	111	(22)	89	54	(10)	44
Trademarks	20	34	(10)	24	46	(8)	38
Other	7	27	(14)	13	32	(11)	21
		$565	$(53)	$512	$167	$(30)	$137

Amortization expense totaled $23 million in 2007, $7 million in 2006 and $4 million in 2005. Amortization expense is estimated to be approximately $67 million, $65 million, $60 million, $53 million and $48 million in 2008, 2009, 2010, 2011 and 2012, respectively.

Note 4. Accounts Receivable

Accounts receivable is comprised of the following:

	December 29,	December 30,
(In millions)	2007	2006
Commercial	$748	$690
U.S. Government contracts	369	308
	1,117	998
Less allowance for doubtful accounts	(34)	(34)
	$1,083	$964

We have unbillable receivables on U.S. Government contracts that arise when the revenues we have appropriately recognized based on performance cannot be billed yet under terms of the contract. Unbillable receivables within accounts receivable totaled $166 million at December 29, 2007 and $144 million at December 30, 2006. Long-term contract receivables due from the U.S. Government exclude significant amounts billed but unpaid due to contractual retainage provisions.

Note 5. Finance Receivables and Securitizations

Finance Receivables

Through our Finance group, we provide financial services primarily to the aviation, golf, vacation interval resort, dealer floorplan and middle market industries under a variety of financing vehicles with various contractual maturities. The contractual maturities of finance receivables outstanding at December 29, 2007 were as follows:

	Contractual Maturities						Finance Receivables Outstanding
(In millions)	2008	2009	2010	2011	2012	Thereafter	2007	2006
Revolving loans	$1,631	$315	$156	$77	$38	$37	$2,254	$1,948
Installment contracts	257	234	209	248	290	814	2,052	1,674
Distribution finance receivables	1,190	506	62	42	63	37	1,900	2,423
Golf course and resort mortgages	66	253	121	193	277	330	1,240	1,060
Finance leases	160	133	127	70	28	95	613	590
Leveraged leases	58	43	(6)	15	(10)	444	544	615
	$3,362	$1,484	$669	$645	$686	$1,757	8,603	8,310
Less allowance for credit losses							89	93
							8,514	8,217

The above table does not necessarily reflect future cash collections, as receivables often are repaid or refinanced prior to contractual maturity.

Revolving loans and distribution finance receivables generally mature within one to five years. Revolving loans are secured by trade receivables, inventory, plant and equipment, pools of vacation interval notes receivables, pools of residential and recreational land loans, and the underlying property. Distribution finance receivables generally are secured by the inventory of the financed distributor and include floorplan financing for third-party dealers for inventory sold by the E-Z-GO and Jacobsen businesses.

Installment contracts and finance leases have initial terms ranging from two to 20 years and primarily are secured by the financed equipment. Installment contracts generally require the customer to pay a significant down payment, along with periodic scheduled principal payments that reduce the outstanding balance through the term of the loan. Finance leases include residual values expected to be realized at contractual maturity. Leases with no significant residual value at the end of the contractual term are classified as installment contracts, as their legal and economic substance is more equivalent to a secured borrowing than a finance lease with a significant residual value. Contractual maturities for finance leases classified as installment contracts in the table above represent the minimum lease payments, net of the unearned income to be recognized over the life of the lease. Total minimum lease payments and unearned income related to these contracts were $1.0 billion and $315 million, respectively, at December 29, 2007 and $719 million and $222 million, respectively, at December 30, 2006. Minimum lease payments due under these contracts for each of the next five years are as follows: $173 million in 2008, $149 million in 2009, $132 million in 2010, $141 million in 2011 and $106 million in 2012. Minimum lease payments due under finance leases for each of the next five years are as follows: $156 million in 2008, $113 million in 2009, $75 million in 2010, $46 million in 2011 and $8 million in 2012.

Golf course and resort mortgages are secured by real property and generally are limited to 75% or less of the property’s appraised market value at loan origination. Golf course mortgages have initial terms ranging from five to 10 years with amortization periods from 15 to 25 years. Golf course mortgages, totaling $1.1 billion, consist of loans with an average balance of $5 million and a weighted-average remaining contractual maturity of five years. Resort mortgages generally represent construction and inventory loans with terms up to five years.

Leveraged leases are secured by the ownership of the leased equipment and real property and have initial terms up to approximately 30 years. Leveraged leases reflect contractual maturities net of contractual nonrecourse debt payments and include residual values expected to be realized at contractual maturity.

The net investments in finance leases, excluding leases classified as installment contracts, and leveraged leases are provided below:

(In millions)	2007	2006
Finance leases:
Total minimum lease payments receivable	$568	$517
Estimated residual values of leased equipment	267	267
	835	784
Less unearned income	(222)	(194)
Net investment in finance leases	$613	$590
Leveraged leases:
Rental receivable, net of nonrecourse debt	$531	$546
Estimated residual values of leased assets	297	329
	828	875
Less unearned income	(284)	(260)
Investment in leveraged leases	544	615
Deferred income taxes	(408)	(410)
Net investment in leveraged leases	$136	$205

In the first quarter of 2007, we adopted FASB Staff Position (“FSP”) No. 13-2, “Accounting for a Change or Projected Change in the Timing of Cash Flows Relating to Income Taxes Generated by a Leveraged Lease Transaction” (“FSP 13-2”). FSP 13-2 requires a recalculation of returns on leveraged leases if there is a change or projected change in the timing of cash flows related to income taxes generated by the leveraged leases. The impact of any estimated change in projected cash flows must be reported as an adjustment to the net leveraged lease investment and retained earnings at the date of adoption. Our Finance group has leveraged leases with an initial investment balance of $209 million that we estimate could be impacted by changes in the timing of cash flows related to income taxes. Upon the adoption, we reduced retained earnings for the $33 million cumulative effect of a change in accounting principle and reduced our investment in these leveraged leases by $50 million and deferred income tax liabilities by $17 million.

Our Finance group manages and services finance receivables for a variety of investors, participants and third-party portfolio owners. The total managed and serviced finance receivable portfolio, including owned finance receivables, was $12.5 billion at the end of 2007 and $11.5 billion at the end of 2006. Managed receivables include owned finance receivables and finance receivables sold in securitizations and private transactions where we retain some element of credit risk and continue to service the portfolio.

Our finance receivables are diversified across geographic region, borrower industry and type of collateral. At December 29, 2007, 78% of our finance receivables were distributed throughout the United States, compared with 83% at the end of 2006. The most significant collateral concentration was in general aviation, which accounted for 22% of managed receivables at the end of 2007 and 19% at the end of 2006. Industry concentrations in the golf and vacation interval industries accounted for 15% and 13%, respectively, of managed receivables at December 29, 2007, compared with 16% and 13%, respectively, at the end of 2006.

Transactions between Finance and Manufacturing Groups

A portion of our Finance group’s business involves financing retail purchases and leases for new and used aircraft and equipment manufactured by our Manufacturing group. The captive finance receivables for these inventory sales that are included in our Finance group’s balance sheets are summarized below:

	December 29,	December 30,
(In millions)	2007	2006
Installment contracts	$1,184	$912
Finance leases	535	487
Distribution finance	31	73
Total	$1,750	$1,472

Operating agreements specify that our Finance group has recourse to our Manufacturing group for certain uncollected amounts related to these transactions. Our Manufacturing group has established reserves for losses on its balance sheet within accrued and other liabilities for the receivables it guarantees. These reserves are established for amounts that potentially are uncollectible or if the collateral values are considered insufficient to cover the outstanding receivable. If an account is deemed uncollectible and the collateral is repossessed by our Finance group, our Manufacturing group is charged for the deficiency. If the collateral is not repossessed, the receivable is transferred from the Finance group’s balance sheet to the Manufacturing group’s balance sheet. The Manufacturing group then is responsible for any additional collection efforts. When this occurs, any related reserve previously established by the Manufacturing group is reclassified from accrued or other liabilities and netted against the receivable or asset transferred from the Finance group.

In 2007, 2006 and 2005, our Finance group paid the Manufacturing group $1.2 billion, $1.0 billion and $0.8 billion, respectively, related to the sale of Textron-manufactured products that were financed by the Finance group. Our Manufacturing group also received proceeds in those years of $27 million, $63 million and $41 million, respectively, from the sale of equipment to the Finance group for use under operating lease agreements. At the end of 2007 and 2006, the amounts guaranteed by the Manufacturing group totaled $254 million and $335 million, respectively. The Manufacturing group has total reserves for losses on these of $22 million at the end of 2007 and $39 million at the end of 2006.

Impairment

Nonaccrual finance receivables include accounts that are contractually delinquent by more than three months for which the accrual of interest income is suspended. These receivables are considered impaired when it is probable that we will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired accrual finance receivables represent loans with original loan terms that have been significantly modified to reflect deferred principal payments, generally at market interest rates, for which collection of principal and interest is not doubtful. Past due loans for which the Finance group has recourse to the Manufacturing group are not considered impaired in the table below; these loans totaled $3 million and $2 million at the end of 2007 and 2006, respectively. The average recorded investment in impaired finance receivables during 2007 was $84 million, compared with $142 million in 2006. The impaired finance receivables and related reserves at the end of 2007 and 2006 are as follows:

(In millions)	December 29, 2007	December 30, 2006
Impaired nonaccrual finance receivables	$59	$60
Impaired accrual finance receivables	143	101
Total impaired finance receivables	$202	$161

Impaired nonaccrual finance receivables with identified reserve requirements	$40	$36
Allowance for losses on impaired nonaccrual finance receivables	$15	$17

Securitizations

Our Finance group sells primarily its distribution finance receivables and general aviation loans to qualified special purpose trusts through securitization transactions. Distribution finance receivables represent loans secured by dealer inventories that typically are collected upon the sale of the underlying product. Through a revolving securitization, the proceeds from collection of the principal balance of these loans are used by the trust to purchase additional distribution finance receivables from us each month. This revolving securitization accounted for approximately 93% of our securitization gains in 2007.

We received proceeds from securitizations of $731 million in 2007, $50 million in 2006 and $361 million in 2005. For the revolving securitization, these proceeds include only amounts received related to incremental increases in the level of receivables sold into the securitization. Gains from securitizations were approximately $62 million in 2007, $42 million in 2006 and $49 million in 2005. At the end of 2007, $2.5 billion in securitized loans were outstanding, with $17 million in past-due loans.

Generally, we retain an interest in the assets sold in the form of servicing responsibilities and subordinated interests, including interest-only securities, seller certificates and cash reserves. At the end of 2007, we had $203 million in retained interest recorded in other assets, which included $152 million in distribution finance receivables and $41 million in general aviation loans. In comparison, retained interest totaled $179 million at the end of 2006. Cash flows received on these retained interests totaled $71 million in 2007, $63 million in 2006 and $64 million in 2005. Key economic assumptions used in measuring our retained interests are as follows:

	Distribution Finance		Aviation Finance
	Assumptions at Date of Sale	Assumptions at December 29, 2007	Assumptions at Date of Sale	Assumptions at December 29, 2007
Weighted-average life (in years)	0.4	0.4	2.2	2.0
Expected credit losses (annual rate)	1.0%	0.9%	0.5%	0.2%
Residual cash flows discount rate	9.9%	9.4%	7.7%	9.6%
Monthly payment rate	19.1%	19.6%	—	—
Prepayment rate	—	—	27.0%	27.0%

Note 6. Inventories

Inventories are comprised of the following:

(In millions)	December 29, 2007	December 30, 2006
Finished goods	$762	$665
Work in process	1,868	1,562
Raw materials	636	435
	3,266	2,662
Less progress/milestone payments	542	593
	$2,724	$2,069

Inventories valued by the LIFO method totaled $1.7 billion and $1.5 billion at the end of 2007 and 2006, respectively. Had our LIFO inventories been valued at current costs, their carrying values would have been approximately $307 million and $276 million higher at those respective dates. Inventories related to long-term contracts, net of progress/milestone payments, were $710 million at the end of 2007 and $380 million at the end of 2006.

Note 7. Property, Plant and Equipment, net

Our Manufacturing group’s property, plant and equipment, net are comprised of the following:

	December 29,	December 30,
(In millions)	2007	2006
Land and buildings	$1,260	$1,093
Machinery and equipment	3,127	2,827
	4,387	3,920
Less accumulated depreciation and amortization	2,388	2,147
	$1,999	$1,773

Depreciation expense for the Manufacturing group totaled $270 million in 2007, $243 million in 2006 and $250 million in 2005.

We have incurred asset retirement obligations primarily related to costs to remove and dispose of underground storage tanks and asbestos materials used in insulation, adhesive fillers and floor tiles. There is no legal requirement to remove these items, and there currently is no plan to remodel the related facilities or otherwise cause the impacted items to require disposal. As a result, these asset retirement obligations are not estimable, and, in accordance with the provisions of FASB Interpretation No. 47, “Conditional Asset Retirement Obligations,” we have not recorded a liability.

Note 8. Debt and Credit Facilities

Our debt and credit facilities are summarized below:

	December 29,	December 30,
(In millions)	2007	2006
Manufacturing group:
Short-term debt:
Revolving lines of credit	$—	$41
Current portion of long-term debt	355	39
Total short-term debt	$355	$80
Long-term senior debt:
Medium-term notes due 2010 to 2011 (average rate of 9.85%)	17	17
6.375% due 2008	300	300
4.50% due 2010	250	250
6.50% due 2012	300	300
3.875% due 2013	431	396
5.60% due 2017	350	—
6.625% due 2020	298	295
Other (average rate of 5.39% and 5.27%, respectively)	202	201
	2,148	1,759
Current portion of long-term debt	(355)	(39)
Total long-term debt	1,793	1,720
Total Manufacturing group debt	$2,148	$1,800

Finance group:
Commercial paper*	$1,447	$1,719
Other short-term debt	14	60
Medium-term fixed-rate and variable-rate notes**:
Due 2007 (weighted-average rate of 5.57%)	—	1,118
Due 2008 (weighted-average rate of 4.58% and 4.61%, respectively)	1,259	966
Due 2009 (weighted-average rate of 5.33% and 5.55%, respectively)	1,551	1,562
Due 2010 (weighted-average rate of 4.94% and 4.88%, respectively)	1,913	833
Due 2011 (weighted-average rate of 5.04% and 5.05%, respectively)	592	442
Due 2012 (weighted-average rate of 5.03% and 4.98%, respectively)	219	209
6% Fixed-to-Floating Rate Junior Subordinated Notes	300	—
Fair value adjustments and unamortized discount	16	(47)
Total Finance group debt	$7,311	$6,862

* The weighted-average interest rates on these borrowings before the effect of interest rate exchange agreements were 5.02% and 5.30% at the end of 2007 and 2006, respectively, and 5.16% for the year 2007 and 5.02% for the year 2006.

** At the end of 2007 and 2006, variable-rate notes totaled $2.5 billion and $1.8 billion, respectively.

In 2007, the Finance group issued $300 million of 6% Fixed-to-Floating Rate Junior Subordinated Notes, which are unsecured and rank junior to all of its existing and future senior debt. The notes mature on February 15, 2067; however, we have the right to redeem the notes at par on or after February 15, 2017 and are obligated to redeem the notes beginning on February 15, 2042. The Finance group has agreed in a replacement capital covenant that it will not redeem the notes on or before February 15, 2047 unless it receives a capital contribution from the Manufacturing group and/or net proceeds from the sale of certain replacement capital securities at specified amounts. Interest on the notes is fixed at 6% until February 15, 2017 and floats at the three-month London Interbank Offered Rate + 1.735% thereafter.

We have a policy of maintaining unused committed bank lines of credit in an amount not less than outstanding commercial paper balances. These facilities are in support of commercial paper and letters of credit issuances only, and neither of these primary lines of credit was drawn at December 29, 2007 or December 30, 2006. Our Manufacturing group had no commercial paper outstanding at December 29, 2007 or December 30, 2006 and had a weighted-average interest rate on its commercial paper borrowings throughout the year of 5.20% in 2007 and 5.30% in 2006.

Our primary committed credit facilities at December 29, 2007 include the following:

				Amount Not
				Reserved as
				Support for
		Commercial	Letters of	Commercial
(In millions)	Facility Amount	Paper Outstanding	Credit Outstanding	Paper and Letters of Credit
Manufacturing group — multi-year facility expiring in 2012*	$1,250	$—	$22	$1,228
Finance group — multi-year facility expiring in 2012	1,750	1,447	13	290

* Our Finance group is permitted to borrow under this multi-year facility.

Lending agreements limit our Finance group’s net assets available for dividends and other payments to the Manufacturing group to approximately $249 million of the Finance group’s net assets of $1.1 billion at the end of 2007. These lending agreements also contain various restrictive provisions regarding additional debt (not to exceed 800% of consolidated net worth and qualifying subordinated obligations), minimum net worth ($200 million), the creation of liens and the maintenance of a fixed charges coverage ratio (no less than 125%).

The following table shows required payments during the next five years on debt outstanding at the end of 2007. The payment schedule excludes amounts that are payable under or supported by the primary revolving credit facilities or revolving lines of credit:

(In millions)	2008	2009	2010	2011	2012
Manufacturing group	$355	$5	$257	$22	$306
Finance group	1,259	1,551	1,913	592	42
	$1,614	$1,556	$2,170	$614	$348

Under a support agreement, our Manufacturing group has agreed to ensure that the Finance group maintains certain minimum levels of financial performance. No payments have ever been required to meet these standards.

Note 9. Derivatives and Other Financial Instruments

Fair Value Interest Rate Hedges

We manage interest cost for our Manufacturing group using a mix of fixed- and variable-rate debt. To manage this mix in a cost-efficient manner, we periodically enter into interest rate exchange agreements to swap, at specified intervals, the difference between fixed and variable interest amounts calculated by reference to an agreed-upon notional principal amount. Generally, these hedges are considered perfectly effective since the critical terms of the debt and the interest rate exchange match and the other conditions of SFAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” are met. The mark-to-market values of both the fair value hedge instruments and underlying debt obligations are recorded as equal and offsetting amounts in interest expense. In December 2007, our Manufacturing group terminated all outstanding interest rate exchange agreements with a fair value liability of $2 million. The mark-to-market adjustment to the carrying value of the underlying debt instrument will be amortized over the remaining life. These agreements had a fair value liability of $8 million at the end of 2006.

Our Finance group enters into interest rate exchange agreements to mitigate exposure to changes in the fair value of its fixed-rate receivables and debt due to fluctuations in interest rates. By using these agreements, we are able to convert our fixed-rate cash flows to floating-rate cash flows. At December 29, 2007, the Finance group had interest rate exchange agreements with a fair value asset of $18 million designated as fair value hedges, compared with a $45 million liability at December 30, 2006.

Cash Flow Interest Rate Hedges

We experience variability in the cash flows we receive from our Finance group’s investments in interest-only securities due to fluctuations in interest rates. To mitigate our exposure to this variability, our Finance group enters into interest rate exchange, cap and floor agreements. The combination of these instruments converts net residual floating-rate cash flows expected to be received by our Finance group to fixed-rate cash flows. Changes in the fair value of these instruments are recorded net of the income tax effect in other comprehensive income (loss). At December 29, 2007 and December 30, 2006, these instruments had an insignificant value. We do not expect a significant amount of deferred gains, net of tax to be reclassified to earnings related to these hedge relationships in 2008.

For cash flow hedges, our Finance group recorded an after-tax loss of $3 million in 2007, an after-tax gain of $1 million in 2006 and an after-tax loss of $5 million in 2005 to accumulated other comprehensive loss with no impact to the statements of operations. We have not incurred a significant net gain or loss in earnings as the result of the ineffectiveness, or the exclusion of any component from our assessment of hedge effectiveness, in 2007 or 2006.

Our exposure to loss from nonperformance by the counterparties to our interest rate exchange agreements at the end of 2007 is minimal. We do not anticipate nonperformance by counterparties in the periodic settlements of amounts due. We currently minimize this potential for risk by entering into contracts exclusively with major, financially sound counterparties having no less than a long-term bond rating of A, by continuously monitoring such credit ratings and by limiting exposure to any one financial institution. The credit risk generally is limited to the amount by which the counterparties’ contractual obligations exceed our obligations to the counterparty.

Cash Flow Foreign Exchange Rate Hedges

Since we manufacture and sell our products in a number of countries throughout the world, we are exposed to movements in foreign currency exchange rates. The primary purpose of our foreign currency hedging activities is to manage the volatility associated with foreign currency purchases of materials, foreign currency sales of products, and other assets and liabilities created in the normal course of business. We primarily utilize forward exchange contracts and purchased options with maturities of no more than 18 months that qualify as cash flow hedges. These are intended to offset the effect of exchange rate fluctuations on forecasted sales, inventory purchases and overhead expenses. The fair value of these instruments was a $40 million and $13 million asset at the end of 2007 and 2006, respectively. At year-end 2007, $34 million in after-tax income was reported in accumulated other comprehensive loss from qualifying cash flow hedges. This income generally is expected to be reclassified to earnings in the next 18 months as the underlying transactions occur.

Our Manufacturing group also enters into certain foreign currency derivative instruments that do not meet hedge accounting criteria and primarily are intended to protect against exposure related to intercompany financing transactions. The fair value of these instruments at the end of 2007 and 2006 and the net impact of the related gains and losses on selling and administrative expense in 2007 and 2006 were not material.

Net Investment Hedging

We hedge our net investment position in major currencies and generate foreign currency interest payments that offset other transactional exposures in these currencies. To accomplish this, we borrow directly in foreign currency and designate a portion of foreign currency debt as a hedge of net investments. We also may utilize currency forwards as hedges of our related foreign net investments. Currency effects of these hedges, which are reflected in the cumulative translation adjustment account within other comprehensive income (loss), produced a $24 million after-tax loss during 2007, leaving an accumulated net loss balance of $43 million.

Stock-Based Compensation Hedging

We manage the expense related to stock-based compensation awards using cash settlement forward contracts on our common stock. The use of these forward contracts modifies compensation expense exposure to changes in the stock price with the intent to reduce potential variability. The fair value of these instruments at December 29, 2007 and December 30, 2006 was a receivable of $62 million and $24 million, respectively. Gains and losses on these instruments are recorded as an adjustment to compensation expense when the award is charged to expense. These contracts increased net income by $53 million in 2007, $21 million in 2006 and $8 million in 2005. Cash received or paid on the contract settlement is included in cash flows from operating activities, consistent with the classification of the cash flows on the underlying hedged compensation expense.

Fair Values of Financial Instruments

The carrying amounts and estimated fair values of our financial instruments that are not reflected in the financial statements at fair value are as follows:

	December 29, 2007		December 30, 2006
		Estimated		Estimated
	Carrying	Fair	Carrying	Fair
(In millions)	Value	Value	Value	Value
Manufacturing group:
Debt	$(2,148)	$(2,170)	$(1,800)	$(1,833)
Finance group:
Finance receivables	7,364	7,378	7,019	6,982
Debt	(7,311)	(7,288)	(6,862)	(6,868)

Finance receivables in the table above exclude the fair value of finance and leveraged leases totaling $1.2 billion at December 29, 2007 and December 30, 2006 as these leases are recorded at fair value in the Consolidated Balance Sheets.

Note 10. Shareholders’ Equity

Capital Stock

We have authorization for 15 million shares of preferred stock with no par value and 500 million shares of $0.125 par value common stock. Each share of $2.08 Cumulative Convertible Preferred Stock, Series A ($23.63 approximate stated value; $11.00 liquidation value) is convertible into 8.8 shares of common stock, and we can redeem it for $50 per share. At the end of 2007, 2006 and 2005, we had approximately 72,000; 147,000 and 153,000 shares, respectively, of $2.08 Cumulative Convertible Preferred Stock, Series A issued with approximately 72,000; 78,000 and 84,000 shares outstanding. Each share of $1.40 Convertible Preferred Dividend Stock, Series B ($11.82 approximate stated value, preferred only as to dividends) is convertible into 7.2 shares of common stock, and we can redeem it for $45 per share. At the end of 2007, 2006 and 2005, we had approximately 36,000; 527,000 and 534,000 shares, respectively, of $1.40 Convertible Preferred Dividend Stock, Series B issued with approximately 36,000; 41,000 and 47,000 shares outstanding.

On July 18, 2007, our Board of Directors approved a two-for-one split of our common stock effected in the form of a 100% stock dividend and the retirement of 85 million shares of treasury stock. The additional shares resulting from the stock split were distributed on August 24, 2007 to shareholders of record on August 3, 2007. Prior period share data and per share data has been restated to reflect this stock split.

Outstanding common stock activity for the three years ended December 29, 2007 is presented below:

(In thousands)	2007	2006	2005
Beginning balance	251,192	260,369	270,746
Purchases	(5,902)	(17,148)	(16,070)
Exercise of stock options	3,404	6,634	4,293
Conversion of preferred stock to common stock	89	102	204
Other issuances	1,278	1,235	1,196
Ending balance	250,061	251,192	260,369

Reserved Shares of Common Stock

At the end of 2007, common stock reserved for the subsequent conversion of preferred stock and shares reserved for the exercise of outstanding stock options and the issuance of shares upon vesting of outstanding restricted stock units totaled 12.4 million shares.

Income per Common Share

A reconciliation of income from continuing operations and basic to diluted share amounts is presented below:

	2007		2006		2005
(Dollars in millions, shares in thousands)	Income	Average Shares	Income	Average Shares	Income	Average Shares
Income from continuing operations available to common shareholders	$915	249,792	$706	255,098	$516	267,062
Dilutive effect of convertible preferred stock and stock options	—	5,034	—	5,346	—	5,830
Available to common shareholders and assumed conversions	$915	254,826	$706	260,444	$516	272,892

Accumulated Other Comprehensive Loss

The after-tax components of accumulated other comprehensive loss are presented below:

		Pension	Deferred
		and Post-	Gains
	Currency	retirement	(Losses)
	Translation	Benefits	on Hedge
(In millions)	Adjustment	Adjustments	Contracts	Total
Balance at January 1, 2005	$144	$(263)	$22	$(97)
Other comprehensive income (loss)	(17)	34	2	19
Balance at December 31, 2005	$127	$(229)	$24	$(78)
Transition adjustment due to change in accounting	—	(647)	—	(647)
Other comprehensive income (loss)	45	58	(5)	98
Reclassification due to sale of Fastening Systems	(47)	39	—	(8)
Reclassification adjustment	—	—	(9)	(9)
Balance at December 30, 2006	$125	$(779)	$10	$(644)
Other compregensive income (loss)	57	96	53	206
Reclassification adjustment	—	58	(20)	38
Balance at December 29, 2007	$182	$(625)	$43	$(400)

Note 11. Share-Based Compensation

Our 2007 Long-Term Incentive Plan (the “Plan”) supersedes the 1999 Long-Term Incentive Plan and authorizes awards to our key employees in the form of options to purchase our shares, restricted stock, restricted stock units, stock appreciation rights, performance stock awards and other awards. Options granted to purchase our shares have a maximum term of 10 years and vest ratably over a three-year period. Restricted stock unit awards granted vest one-third each in the third, fourth and fifth year following the grant. A maximum of 12 million shares is authorized for issuance for all purposes under the Plan, plus any shares that become available upon cancellation, forfeiture or expiration of awards granted under the 1999 Long-Term Incentive Plan. No more than 12 million shares may be awarded pursuant to incentive stock options, and no more than 3 million shares may be awarded pursuant to restricted stock or other “full value” awards intended to be paid in shares. The Plan also authorizes performance share units paid in cash. Payouts under performance share units vary based on certain performance criteria measured over a three-year period. The performance share units vest at the end of three years. We also provide share-based compensation awards payable in cash, including retention awards to certain executives and restricted stock units.

Through our Deferred Income Plan for Textron Key Executives (the “DIP”), we provide participants the opportunity to voluntarily defer up to 25% of their base salary and up to 100% of annual and long-term incentive compensation and other compensation. Elective deferrals may be put into either a stock unit account or an interest bearing account. We generally contribute a 10% premium on amounts deferred into the stock unit account. Executives who are eligible to participate in the DIP who have not achieved and/or maintained the required minimum stock ownership level are required to defer annual incentive compensation in excess of 100% of the executive’s annual target into a deferred stock unit account and are not entitled to the 10% premium contribution on the amount deferred. Participants cannot move amounts between the two accounts while actively employed by us and cannot receive distributions until termination of employment.

We adopted SFAS No. 123 (Revised 2004), “Share-Based Payment” (“SFAS No. 123-R”), which replaces SFAS No. 123, “Accounting for Stock-Based Compensation,” in the first quarter of 2005 using the modified prospective transition method. SFAS No. 123-R requires companies to measure compensation costs for share-based payments to employees, including stock options, at fair value and to expense such compensation over the service period. Under the transition method, compensation expense recognized in 2005 includes: a) compensation cost for all stock options and restricted stock granted units payable in shares prior to but not yet vested as of January 1, 2005, based on the grant date fair value estimated and recognized in accordance with the provisions of SFAS No. 123 and b) compensation cost for all stock options and restricted stock units payable in shares granted subsequent to January 1, 2005 and all share-based compensation awards accounted for as liabilities, based upon the measurement and recognition provisions of SFAS No. 123-R. For awards granted or modified in 2005 and prospectively, compensation costs for awards with only service conditions that vest ratably are recognized on a straight-line basis over the requisite service period for each separately vesting portion of the award. Compensation costs for awards granted prior to 2005 are recognized using the attribution methods required under SFAS No. 123.

The compensation expense that has been recorded in net income for our share-based compensation plans is as follows:

(In millions)	2007	2006	2005
Compensation expense, net of hedge income or expense	$97	$71	$64
Income tax benefit	(51)	(28)	(24)
Total net compensation cost included in net income	$46	$43	$40
Net compensation costs included in discontinued operations	—	(2)	2
Net compensation costs included in continuing operations	$46	$45	$38

Share-based compensation costs are reflected primarily in selling and administrative expenses. Compensation expense includes approximately $23 million, $16 million and $17 million in 2007, 2006 and 2005, respectively, representing the attribution of the fair value of options issued and the portion of previously granted options for which the requisite service has been rendered. During 2006, we recorded approximately $4 million of share-based award forfeitures related to discontinued operations.

Stock Options

The stock option compensation cost calculated under the fair value approach is recognized over the vesting period of the stock options. The weighted-average fair value of options granted per share was $14, $12 and $10 for 2007, 2006 and 2005, respectively. We estimate the fair value of options granted on the date of grant using the Black-Scholes option-pricing model. Expected volatilities are based on implied volatilities from traded options on our common stock, historical volatilities and other factors. We use historical data to estimate option exercise behavior, adjusted to reflect anticipated increases in expected life.

The weighted-average assumptions used in our Black-Scholes option-pricing model for awards issued during the respective periods are as follows:

	2007	2006	2005
Dividend yield	2%	2%	2%
Expected volatility	30%	25%	25%
Risk-free interest rate	5%	4%	4%
Expected term (in years)	5.5	6.0	6.0

The following table summarizes information related to stock option activity for the respective periods:

(In millions)	2007	2006	2005
Intrinsic value of options exercised	$85	$120	$59
Cash received from option exercises	103	173	106
Actual tax benefit realized for tax deductions from option exercises	27	38	18

Stock option activity under the Plan is summarized as follows:

	2007		2006		2005
		Weighted-		Weighted-		Weighted-
		Average		Average		Average
	Number of	Exercise	Number of	Exercise	Number of	Exercise
(Shares in thousands)	Options	Price	Options	Price	Options	Price
Outstanding at beginning of year	10,840	$31.88	16,292	$28.12	18,522	$26.03
Granted	1,860	45.87	2,000	43.98	2,416	38.34
Exercised	(3,410)	29.93	(6,638)	26.17	(4,302)	24.31
Canceled, expired or forfeited	(266)	36.26	(814)	32.77	(344)	35.05
Outstanding at end of year	9,024	$35.37	10,840	$31.88	16,292	$28.12
Exercisable at end of year	5,395	$29.63	6,946	$27.82	12,412	$26.12

At December 29, 2007, our outstanding options had an aggregate intrinsic value of $316 million and a weighted-average remaining contractual life of 6.3 years. Our exercisable options had an aggregate intrinsic value of $220 million and a weighted-average remaining contractual life of 4.8 years at December 29, 2007.

Restricted Stock Units
The fair value of a restricted stock unit paid in stock is based on the trading price of our common stock on the date of grant, less required adjustments to reflect the fair value of the award as dividends are not paid or accrued until the restricted stock unit vests. The weighted-average grant date fair value of restricted stock units paid in stock that were granted in 2007, 2006 and 2005 was approximately $45, $41 and $36 per share, respectively.

Activity for restricted stock units paid in stock is as follows:

		Weighted-
		Average
	Number of	Grant Date
(Shares in thousands)	Shares	Fair Value
Outstanding at beginning of year, nonvested	2,437	$32.69
Granted	718	44.56
Vested	(409)	25.23
Forfeited	(240)	31.74
Outstanding at end of year, nonvested	2,506	$37.40

Share-Based Compensation Awards
The value of the share-based compensation awards that vested and/or were paid during the respective periods is as follows:

(In millions)	2007	2006	2005
Subject only to service conditions:
Value of shares, options or units vested	$38	$32	$21
Intrinsic value of cash awards paid	10	13	9
Subject to performance vesting conditions:
Value of units vested	46	42	37
Intrinsic value of cash awards paid	42	37	25
Intrinsic value of amounts paid under DIP	4	1	18

As of December 29, 2007, we had not recognized $61 million of total compensation cost associated with unvested awards subject only to service conditions. As of December 29, 2007, we had not recognized $35 million of total compensation cost associated with unvested share-based compensation awards subject to performance vesting conditions. We expect to recognize compensation expense for each of these types of awards over a weighted-average period of approximately two years.

The fair value of share-based compensation awards accounted for as liabilities includes performance share units, retention awards, restricted stock units payable in cash and DIP stock unit awards. The fair value of these awards is based on the trading price of our common stock, less adjustments to reflect the fair value of the award as dividends are not paid or accrued until vested, and is remeasured at each reporting period date.

Note 12. Retirement Plans

Our defined benefit and defined contribution plans cover substantially all of our employees. A significant number of our U.S.-based employees participate in the Textron Master Retirement Plan (“TMRP”) and the Bell Helicopter Textron Master Retirement Plan (“BHTMRP”), which are subject to the provisions of the Employee Retirement Income Security Act of 1974 (“ERISA”).

The TMRP is a defined benefit pension plan that includes a new defined contribution component called the Retirement Account Plan (“RAP”), which covers a portion of participants in the TMRP and BHTMRP, and was created in 2007. Under the RAP, participants are eligible to receive 2% of their annual compensation in contributions from Textron. Participants in the RAP may not make contributions to the plan. Participants in the RAP may receive pension benefits from the TMRP or the BHTMRP that are reduced by benefits received under the RAP. We also have funded and unfunded defined benefit pension plans that cover certain of our U.S. and foreign employees.

Several defined contribution plans also are sponsored by our various businesses. The largest such plan is the Textron Savings Plan (“TSP”), which is a qualified 401(k) plan subject to ERISA in which a significant number of our U.S.-based employees participate. Our defined contribution plans cost approximately $85 million in 2007, $50 million in 2006 and $45 million in 2005. The increase in cost in 2007 primarily relates to contributions of $24 million to the RAP and a higher employee base, largely due to acquisitions.

We also provide postretirement benefits other than pensions for certain retired employees in the U.S. and South Africa, which include healthcare, dental care, Medicare Part B reimbursement and life insurance benefits.

Periodic Benefit Cost (Income)
The components of our net periodic benefit cost (income) and other amounts we recognized in other comprehensive income are as follows:

				Postretirement Benefits
	Pension Benefits			Other than Pensions
(In millions)	2007	2006	2005	2007	2006	2005
Net periodic benefit cost (income):
Service cost	$134	$142	$129	$9	$10	$9
Interest cost	294	283	271	41	40	37
Expected return on plan assets	(398)	(386)	(387)	—	—	—
Amortization of unrecognized transition asset	—	1	1	—	—	—
Amortization of prior service cost (credit)	18	19	18	(5)	(5)	(6)
Amortization of net loss	50	44	35	22	19	13
Net periodic benefit cost	$98	$103	$67	$67	$64	$53
Other changes in plan assets and benefit obligations recognized in other comprehensive loss (including foreign exchange):
Amortization of net loss	$(50)	$(44)	$(35)	$(22)	$(19)	$(13)
Net (gain) loss arising during the year	(62)	582	(14)	(51)	265	13
Amortization of prior service cost (credit)	(18)	(19)	(18)	5	5	6
Prior service cost (credit) arising during the year	44	179	18	(5)	(17)	(6)
Total recognized in other comprehensive (income) loss	$(86)	$698	$(49)	$(73)	$234	$—
Total recognized in net periodic benefit cost and other comprehensive loss (income)	$12	$801	$18	$(6)	$298	$53

We estimate that the net loss and prior service cost for the defined benefit pension plans that will be amortized from other comprehensive income into net periodic benefit costs in 2008 will be $17 million and $18 million, respectively. The estimated net loss and prior service credit for postretirement benefits other than pensions that will be amortized from other comprehensive income into net periodic benefit costs in 2008 will be $16 million and $(4) million, respectively.

Obligations and Funded Status

All of our plans are measured as of our fiscal year-end. The changes in the projected benefit obligation and in the fair value of plan assets, along with our funded status, are as follows:

	Pension Benefits		Postretirement Benefits Other than Pensions
(In millions)	2007	2006	2007	2006
Change in benefit obligation:
Benefit obligation at beginning of year	$5,382	$5,119	$750	$744
Service cost	134	142	9	10
Interest cost	294	283	41	40
Amendments	44	18	(5)	6
Plan participants’ contributions	3	3	4	5
Actuarial (gains) losses	(146)	39	7	12
Benefits paid	(293)	(288)	(70)	(67)
Effect of acquisitions	198	—	16	—
Foreign exchange rate changes	28	66	—	—
Benefit obligation at end of year	$5,644	$5,382	$752	$750
Change in fair value of plan assets:
Fair value of plan assets at beginning of year	$5,147	$4,746	$—	$—
Actual return on plan assets	378	595	—	—
Employer contributions	41	33	—	—
Plan participants’ contributions	3	3	—	—
Benefits paid	(293)	—	—	—
Effect of acquisitions	158	(288)	—	—
Foreign exchange rate changes	19	58	—	—
Fair value of plan assets at end of year	$5,453	$5,147	$—	$—
Funded status at end of year	$(191)	$(235)	$(752)	$(750)

Amounts recognized in our Consolidated Balance Sheets are as follows:

	Pension Benefits		Postretirement Benefits Other than Pensions
(In millions)	2007	2006	2007	2006
Non-current assets	$317	$294	$—	$—
Current liabilities	(16)	(13)	(70)	(79)
Non-current liabilities	(492)	(516)	(682)	(671)
Recognized in accumulated other comprehensive income (loss):
Net loss	636	748	173	246
Prior service cost (credit)	186	160	(12)	(12)

In October 2006, we transferred $281 million of plan assets from the TMRP to a plan established by the purchaser of our Fastening Systems business. This settled our obligation to the U.S.-based employees of this business. Upon this transfer, we recognized a settlement loss of $35 million, which is included in discontinued operations. Obligations related to the Fastening Systems business’ foreign plans were assumed by the purchaser.

Assumptions
The weighted-average assumptions we use for our postretirement plans are as follows:

	Pension Benefits			Postretirement Benefits Other than Pensions
	2007	2006	2005	2007	2006	2005
Net periodic benefit cost (income):
Discount rate	5.59%	5.55%	5.69%	5.68%	5.66%	5.78%
Expected long-term rate of return on assets	8.53%	8.54%	8.57%	—	—	—
Rate of compensation increase	4.33%	4.36%	4.35%	—	—	—
Benefit obligations at year-end:
Discount rate	5.97%	5.57%	5.55%	6.02%	5.67%	5.66%
Rate of compensation increases	4.33%	4.38%	4.36%	—	—	—

We estimate an initial medical rate of 8% in 2007, which we assume will decrease by 5% by 2015 and then remain at that level. We estimate an initial prescription drug rate of 12% in 2007, which we assume will decrease by 5% by 2015 and then remain at that level.

Assumed healthcare cost trend rates have a significant effect on the amounts reported for the postretirement benefits other than pensions. A one-percentage-point change in assumed healthcare cost trend rates would have the following effects:

(In millions)	One- Percentage- Point Increase	One- Percentage- Point Decrease
Effect on total of service and interest cost components	$4	$(4)
Effect on postretirement benefit obligations other than pensions	48	(41)

Pension Benefits

The accumulated benefit obligation for all defined benefit pension plans was $5.1 billion at December 29, 2007 and $4.9 billion at December 30, 2006. Pension plans with accumulated benefit obligations exceeding the fair value of plan assets were as follows:

(In millions)	2007	2006
Projected benefit obligation	$591	$862
Accumulated benefit obligation	517	737
Fair value of plan assets	198	433

In addition to the plans in the above table, we have plans with the projected benefit obligation in excess of the fair value of plan assets at year-end as follows:

(In millions)	2007	2006
Projected benefit obligation	$1,926	$1,449
Accumulated benefit obligation	1,734	1,336
Fair value of plan assets	1,812	1,350

Pension Assets

We invest our pension assets with the objective of achieving a total rate of return, over the long term, sufficient to fund future pension obligations and to minimize future pension contributions. We are willing to tolerate a commensurate level of risk to achieve this objective based on the funded status of the plans and the long-term nature of our pension liability. Risk is controlled by maintaining a portfolio of assets that is diversified across a variety of asset classes, investment styles and investment managers. All of the assets are managed by external investment managers, and the majority of the assets are actively managed. Where possible, investment managers are prohibited from owning our stock in the portfolios that they manage on our behalf.

For U.S. plan assets, comprising the majority of plan assets, asset allocation target ranges were established consistent with the investment objectives, and the assets are rebalanced periodically. The expected long-term rate of return on plan assets was determined based on a variety of considerations, including the established asset allocation targets and expectations for those asset classes, historical returns of the plans’ assets and other market considerations. At December 29, 2007, the target allocation range is 44% to 70% for equity securities, 13% to 33% for debt securities, and 7% to 13% for each of real estate and other alternative assets. For foreign plan assets, allocations are based on expected cash flow needs and assessments of the local practices and markets. The percentages of the fair value of total U.S. pension plan assets by major category are as follows:

Asset Category	December 29, 2007	December 30, 2006
Equity securities	57%	59%
Debt securities	26	22
Real estate	10	10
Other	7	9
Total	100%	100%

Estimated Future Cash Flow Impact

Defined benefits under salaried plans are based on salary and years of service. Hourly plans generally provide benefits based on stated amounts for each year of service. Our funding policy is consistent with applicable laws and regulations. In 2008, we expect to contribute in the range of $53 million to $57 million to fund our qualified pension plans and foreign plans. We do not expect to contribute to our other postretirement benefit plans. The benefit payments provided below reflect expected future employee service, as appropriate, that are expected to be paid, net of estimated participant contributions, but do not include the Medicare Part D subsidy we expect to receive. The benefit payments are based on the same assumptions used to measure our benefit obligation at the end of fiscal 2007. While pension benefit payments primarily will be paid out of qualified pension trusts, we will pay postretirement benefits other than pensions out of our general corporate assets as follows:

(In millions)	Pension Benefits	Post- retirement Benefits Other than Pensions	Expected Medicare Part D Subsidy
2008	$317	$79	$(6)
2009	323	80	(7)
2010	329	80	(7)
2011	340	80	(8)
2012	351	78	(8)
2013 - 2017	1,894	360	(36)

Note 13. Income Taxes

We conduct business globally and, as a result, file numerous consolidated and separate income tax returns in the U.S. federal jurisdiction and various state and foreign jurisdictions. For all of our U.S. subsidiaries, we file a consolidated federal income tax return. Income from continuing operations before income taxes is as follows:

(In millions)	2007	2006	2005
United States	$1,105	$796	$574
Foreign	195	179	165
Total	$1,300	$975	$739

Income tax expense for continuing operations is summarized as follows:

(In millions)	2007	2006	2005
Current:
Federal	$333	$152	$128
State	20	8	17
Foreign	58	43	26
	411	203	171
Deferred:
Federal	10	44	64
State	(23)	28	(7)
Foreign	(13)	(6)	(5)
	(26)	66	52
Income tax expense	$385	$269	$223

The following table reconciles the federal statutory income tax rate to our effective income tax rate:

	2007	2006	2005
Federal statutory income tax rate	35.0%	35.0%	35.0%
Increase (decrease) in taxes resulting from:
State income taxes	1.0	2.3	0.9
Favorable tax settlements	(1.1)	(2.4)	—
Canadian dollar functional currency	(0.1)	(1.2)	—
Foreign tax rate differential	(1.0)	(2.7)	(5.0)
Manufacturing deduction	(1.5)	(0.5)	(0.4)
Equity hedge income	(1.4)	(0.8)	(0.4)
Export sales benefit	—	(0.8)	(1.1)
Valuation allowance on contingent receipts	—	—	2.1
Other, net	(1.3)	(1.3)	(0.9)
Effective income tax rate	29.6%	27.6%	30.2%

The amount of income taxes we pay is subject to ongoing audits by federal, state and foreign tax authorities, which may result in proposed assessments. Our estimate for the potential outcome for any uncertain tax issue is highly judgmental. We assess our income tax positions and record tax benefits for all years subject to examination based upon management’s evaluation of the facts, circumstances and information available at the reporting date. For those tax positions for which it is more likely than not that a tax benefit will be sustained, we record the amount that has a greater than 50% likelihood of being realized upon settlement with a taxing authority that has full knowledge of all relevant information. Interest and penalties are accrued, where applicable. If we do not believe that it is not more likely than not that a tax benefit will be sustained, no tax benefit is recognized.

However, our future results may include favorable or unfavorable adjustments to our estimated tax liabilities due to closure of income tax examinations, new regulatory or judicial pronouncements, or other relevant events. As a result, our effective tax rate may fluctuate significantly on a quarterly and annual basis.

We adopted the provisions of FASB Interpretation No. 48, “Accounting for Uncertainty in Income Taxes — An Interpretation of FASB Statement No. 109” (“FIN 48”), at the beginning of fiscal 2007, which resulted in an increase of approximately $22 million to our December 31, 2006 retained earnings balance. FIN 48 provides a comprehensive model for the financial statement recognition, measurement, presentation and disclosure of uncertain tax positions taken or expected to be taken in income tax returns. Unrecognized tax benefits represent tax positions for which reserves have been established. Unrecognized state tax benefits and interest related to unrecognized tax benefits are reflected net of applicable tax benefits.

A reconciliation of our unrecognized tax benefits, excluding accrued interest, for 2007 is as follows:

(In millions)
Balance at December 30, 2006	$345
Additions based on tax positions related to the current year	33
Additions for tax positions of prior years	5
Reductions for tax positions of prior years	(6)
Settlements	(10)
Balance at December 29, 2007	$367

At December 29, 2007, approximately $241 million of these unrecognized tax benefits, if recognized, would favorably affect our effective tax rate in any future period. The remaining $126 million in unrecognized tax benefits are related to discontinued operations. We do not expect the amount of the unrecognized tax benefits disclosed above to change significantly over the next 12 months.

In the normal course of business, we are subject to examination by taxing authorities throughout the world, including major jurisdictions such as Belgium, Canada, Germany, the United Kingdom and the United States. With few exceptions, we no longer are subject to U.S. federal, state and local or non-U.S. income tax examinations for years before 1997 in these major jurisdictions.

During 2007, 2006 and 2005, we recognized approximately $28 million, $23 million and $14 million, respectively, in interest. At the end of 2007 and 2006, we had $101 million and $77 million, respectively, of accrued interest included in other liabilities on our Consolidated Balance Sheet.

The tax effects of temporary differences that give rise to significant portions of our net deferred tax assets and liabilities were as follows:

(In millions)	December 29, 2007	December 30, 2006
Deferred tax assets:
Deferred revenue	$13	$16
Warranty and product maintenance reserves	109	115
Self-insured liabilities, including environmental	90	97
Deferred compensation	225	190
Allowance for credit losses	46	57
Loss carryforwards	85	79
Obligation for postretirement benefits	373	330
Foreign currency debt	26	21
Other, principally timing of other expense deductions	186	147
Total deferred tax assets	1,153	1,052
Valuation allowance for deferred tax assets	(192)	(159)
	$961	$893
Deferred tax liabilities:
Finance group transactions, principally leasing	$(582)	$(597)
Property, plant and equipment, principally depreciation	(89)	(76)
Inventory	(33)	(53)
Amortization of goodwill and other intangibles	(176)	(19)
Total deferred tax liabilities	(880)	(745)
Net deferred tax asset	$81	$148

The following table presents the breakdown between current and long-term net deferred tax assets:

(In millions)	December 29, 2007	December 30, 2006
Current	$243	$231
Long-term	310	414
	$553	$645
Finance group deferred tax liability	(472)	(497)
Net deferred tax asset	$81	$148

We have recognized a valuation allowance at December 29, 2007 and December 30, 2006 of $192 million and $159 million, respectively, to offset certain deferred tax assets due to the uncertainty of realizing the related benefits.

We have net operating loss and credit carryforwards at the end of each year as follows:

(In millions)	2007	2006
Non-U.S. net operating loss carryforwards with no expiration	$175	$146
Non-U.S. net operating loss carryforwards expiring through 2022	14	15
Federal and state credit carryforwards beginning to expire in 2017	15	11
Federal credit carryforwards — discontinued operations	—	60

Our income taxes payable for federal and state purposes have been reduced by the tax benefits we receive from employee stock options. The income tax benefits we receive for certain stock options are calculated as the difference between the fair market value of the stock issued at the time of exercise and the option price, tax effected. These excess net tax benefits related to employee stock options are presented in the Consolidated Statements of Cash Flows as financing activities.

The undistributed earnings of our foreign subsidiaries approximated $542 million at the end of 2007. We consider the undistributed earnings on which taxes have not previously been provided to be indefinitely reinvested; therefore, tax is not provided on these earnings. If the earnings on which tax has not been provided had been distributed in 2007, our taxes, net of foreign tax credits, would have increased by approximately $32 million.

Note 14. Special Charges

There were no special charges in 2007 or 2006. In 2005, special charges totaled $118 million and included $112 million related to the 2001 disposition of the Automotive Trim (“Trim”) business and $6 million in restructuring expense in the Industrial segment.

In 2005, the $112 million in special charges that were incurred in connection with the disposition of Trim included $91 million in impairment charges to write down preferred stock acquired in the disposition and $21 million to cover exposures related to certain guarantees for leases, environmental and workers’ compensation matters.

Note 15. Commitments and Contingencies

We are subject to legal proceedings and other claims arising out of the conduct of our business, including proceedings and claims relating to private sector transactions; government contracts; compliance with applicable laws and regulations; production partners; product liability; employment; and environmental, safety and health matters. Some of these legal proceedings and claims seek damages, fines or penalties in substantial amounts or remediation of environmental contamination. As a government contractor, we are subject to audits, reviews and investigations to determine whether our operations are being conducted in accordance with applicable regulatory requirements. Under federal government procurement regulations, certain claims brought by the U.S. Government could result in our being suspended or debarred from U.S. Government contracting for a period of time. On the basis of information presently available, we do not believe that existing proceedings and claims will have a material effect on our financial position or results of operations.

The Internal Revenue Service (“IRS”) has challenged both the ability to accelerate the timing of tax deductions and the amounts of those deductions related to certain leveraged lease transactions within the Finance segment. These transactions, along with other transactions with similar characteristics, have an initial investment of approximately $209 million. Resolution of these issues may result in an adjustment to the timing of taxable income and deductions that reduce the effective yield of the leveraged lease transactions. In addition, resolution of these issues could result in the acceleration of cash payments to the IRS. At December 29, 2007, $180 million of deferred tax liabilities are recorded on our Consolidated Balance Sheets related to these leases. We believe that the proposed IRS adjustments are inconsistent with the tax law in existence at the time the leases were originated and intend to vigorously defend our position.

ARH Program — The Armed Reconnaissance Helicopter (“ARH”) System Development and Demonstration (“SDD”) contract is a cost plus incentive fee contract under which our eligibility for fees is reduced as total contract costs increase. In the fourth quarter of 2006, we completed certain phases of the critical design review under the ARH SDD contract and determined the initial production configuration of the aircraft, including aircraft configuration changes required by the U.S. Government. Our cost estimates based on this configuration, which included anticipated transition to production costs, exceeded the fixed pricing contained in two options the U.S. Government had under this program for the first two Low Rate Initial Production (“LRIP”) lots. The option for the first LRIP lot expired in 2006, while the option for the second lot (for 18-36 aircraft) was set to expire in December 2007. At that time, we were in discussions with the U.S. Government related to the possible reinstatement of the first option, extension of the second option, delivery schedule, number of units to be exercised under the options and possible additional aircraft to be contracted, in addition to those under the options, at revised pricing. At the end of 2006, due to the uncertainty of this exposure and the ultimate outcome of our discussions with the U.S. Government, we did not believe that a loss was probable under the guidelines established by SFAS No. 5, “Accounting for Contingencies.”

In March 2007, we received correspondence from the U.S. Government that created uncertainty about whether it would proceed into the production phase of the ARH program. Accordingly, we provided for losses of $18 million in supplier obligations for long-lead component production incurred at our own risk to support anticipated ARH LRIP contract awards.

In the second quarter of 2007, the U.S. Army agreed to re-plan the ARH program, and we reached a non-binding memorandum of understanding (“MOU”) related to aircraft specifications, pricing methodology and delivery schedules for initial LRIP aircraft. We also agreed to conduct additional SDD activities on a funded basis. Based on the plan at that time and our related estimates of aircraft production costs, including costs related to risks associated with achieving learning curve and schedule assumptions, we expected to lose approximately $73 million on the production of the proposed initial LRIP aircraft. Accordingly, an additional charge of $55 million was taken in the second quarter of 2007 for estimated LRIP contract losses.

In December 2007, the U.S. Government’s remaining option related to production of aircraft under the original ARH program expired unexercised. We are continuing to restructure the program through negotiations with the U.S. Government, including reducing the number of units and modifying the pricing and delivery schedules previously reached under the MOU. Based on the current status of these negotiations and our contractual commitments with our vendors related to materials for the anticipated production units we have procured at our risk, we have revised our best estimate of the expected loss to $50 million, resulting in a $23 million reduction of previously established reserves. We expect that the initial LRIP contract awards will be finalized in mid-2008.

Environmental Remediation

As with other industrial enterprises engaged in similar businesses, we are involved in a number of remedial actions under various federal and state laws and regulations relating to the environment that impose liability on companies to clean up, or contribute to the cost of cleaning up, sites on which hazardous wastes or materials were disposed or released. Our accrued environmental liabilities relate to disposal costs, U.S. Environmental Protection Agency oversight costs, legal fees, and operating and maintenance costs for both currently and formerly owned or operated facilities. Circumstances that can affect the reliability and precision of the accruals include the identification of additional sites, environmental regulations, level of cleanup required, technologies available, number and financial condition of other contributors to remediation, and the time period over which remediation may occur. We believe that any changes to the accruals that may result from these factors and uncertainties will not have a material effect on our financial position or results of operations.

Based upon information currently available, we estimate that our potential environmental liabilities are within the range of $42 million to $156 million. At the end of 2007, environmental reserves of approximately $87 million, of which $10 million are classified as current liabilities, have been established to address these specific estimated potential liabilities. We estimate that we will likely pay our accrued environmental remediation liabilities over the next five to 10 years. Expenditures to evaluate and remediate contaminated sites approximated $7 million, $7 million and $6 million in 2007, 2006 and 2005, respectively.

Leases

Rental expense approximated $107 million for 2007 and $89 million for each year in 2006 and 2005. Future minimum rental commitments for noncancelable operating leases in effect at the end of 2007 approximated $66 million for 2008, $57 million for 2009, $47 million for 2010, $36 million for 2011, $28 million for 2012 and a total of $173 million thereafter.

Loan Commitments

At December 29, 2007, our Finance group had unused commitments to fund new and existing customers under $1.6 billion of committed revolving lines of credit, compared with $1.3 billion at December 30, 2006. These loan commitments generally have an original duration of less than three years and do not necessarily represent future cash requirements since many of the agreements will not be used to the extent committed or will expire unused. We are not exposed to interest rate changes on these commitments since the interest rates are not set until the loans are funded.

Note 16. Research and Development

Company-funded and customer-funded research and development costs are as follows:

(In millions)	2007	2006	2005
Company-funded	$365	$351	$326
Customer-funded	449	435	366
Total research and development	$814	$786	$692

Our customer-funded research and development costs primarily are related to U.S. Government contracts, including the ARH, V-22, VH-71 and H-1 development contracts.

As part of the realignment of Bell/Agusta Aerospace Company LLC (“BAAC”) (see Note 18), Bell Helicopter, Agusta S.p.A. and two of its affiliated companies (collectively, “Agusta”) agreed to share certain Model BA609 development costs. On behalf of BAAC, Agusta will incur development costs to enhance its investment in BAAC. Agusta also may make cash contributions to reimburse portions of our development costs incurred on behalf of BAAC. Based on development costs incurred, we received $11 million, $19 million and $43 million in cash contributions from Agusta, which were recorded in income in 2007, 2006 and 2005, respectively.

During 2005, Bell Helicopter entered into four separate risk-sharing arrangements. Two of the arrangements are with commercial participants in the development of the Bell Model 429 aircraft. In 2007, one agreement was modified to reduce the amount of cash and in-kind development efforts required from the participant, with corresponding reductions in the entitlements the participant may obtain upon future Model 429 production and sales. The arrangements require contributions from the participants totaling $14 million, which are due once the development effort reaches certain predetermined milestones, as well as in-kind development contributions from one participant. The other two arrangements are with Canadian governmental organizations. These arrangements, which currently include the Model 429 aircraft and may potentially include certain future aircraft, each require cash contributions of up to CAD 115 million from the participants, based on a percentage of qualifying research and development costs incurred.

Each of the participants under these arrangements is entitled to payments from Bell Helicopter, with the commercial participants also entitled to discounts, based on future sales of the Model 429 aircraft. In addition, there are certain requirements related to production of future Model 429 aircraft in Canada. Based on the development activities completed and costs incurred, we have recorded income of $22 million, $22 million and $35 million in 2007, 2006 and 2005, respectively, related to these arrangements.

In 2007, 2006 and 2005, we received, or were due to receive, $33 million, $41 million and $78 million, respectively, in cost reimbursements of company-funded amounts from our risk-sharing partners. Based on these reimbursements, our net company-funded costs totaled $332 million, $310 million and $248 million in 2007, 2006 and 2005, respectively.

Note 17. Guarantees and Indemnifications

We extend a variety of financial and performance guarantees to third parties as provided in the table below:

	December 29, 2007		December 30, 2006
	Maximum	Carrying	Maximum	Carrying
	Potential	Amount of	Potential	Amount of
(In millions)	Payment*	Liability	Payment*	Liability
Manufacturing group:
Performance guarantee	$300	$—	$227	$—
Guaranteed minimum resale contracts	30	3	30	3
Guarantees related to dispositions	17	29	46	23
Debt obligations of joint ventures	4	—	4	—
Finance group:
Loss-sharing agreements	29	—	29	—

* These agreements include uncapped guarantees as described below.

Performance Guarantee

In 2004, through our Bell Helicopter business, we formed AgustaWestlandBell LLC (“AWB LLC”) with AgustaWestland North America Inc. (“AWNA”). This venture was created for the joint design, development, manufacture, sale, customer training and product support of the VH-71 helicopter, and certain variations and derivatives thereof, to be offered and sold to departments or agencies of the U.S. Government. In March 2005, AWB LLC received a $1.2 billion cost reimbursement-type subcontract from Lockheed Martin for the System Development and Demonstration phase of the U.S. Marine Corps Helicopter Squadron Program. We guaranteed to Lockheed Martin the due and prompt performance by AWB LLC of all its obligations under this subcontract, provided that our liability under the guaranty shall not exceed 49% of AWB LLC’s aggregate liability to Lockheed Martin under the subcontract. AgustaWestland N.V., AWNA’s parent company, has guaranteed the remaining 51% to Lockheed Martin. We have entered into cross-indemnification agreements with AgustaWestland N.V. in which each party indemnifies the other related to any payments required under these agreements that result from the indemnifying party’s workshare under any subcontracts received. AWB LLC’s maximum obligation is 50% of the total contract value, which equates to $613 million, for a maximum amount of our liability under the guarantee of $300 million at December 29, 2007 through completion.

Guaranteed Minimum Resale Contracts

We have a number of guaranteed minimum resale value contracts associated with certain past aircraft sales. If the fair value of an aircraft falls below a minimum guaranteed amount, we may be required to make a future payment to the customer or provide a minimum trade-in value toward a new aircraft. These agreements generally include operating restrictions such as maximum usage over the contract period or minimum maintenance requirements. We also have guaranteed the minimum resale value of certain customer-owned aircraft anticipated to be traded in upon completion of a model currently under development. These contracts expire as follows: $3 million in each year in 2008, 2009, 2010 and 2011 and $18 million in 2012.

Guarantees Related to Dispositions

We indemnified the purchaser of the Fastening Systems business for remediation costs related to pre-existing environmental conditions to the extent they exist at the sold locations. We have estimated the fair value of these indemnifications at approximately $28 million. Potential payments under these obligations are not capped and, as a result, the maximum potential obligation cannot be determined. We also have other obligations, some which are capped, arising from sales of certain other businesses, including representations and warranties and related indemnities for environmental, health and safety, and tax and employment matters. The maximum potential payment related to other obligations that are capped is $17 million, while the maximum potential payment for the obligations that are not capped cannot be determined.

Loss-Sharing Agreements

In connection with the sale of a note receivable in 2005, our Finance group has indemnified the purchaser against potential losses in limited circumstances. The maximum potential exposure of the indemnity is estimated to be $29 million, but, due to the extremely low probability of occurrence and several other mitigating factors, including a specific indemnification from the original note issuer, no significant fair value has been attributed to the indemnity.

Software Indemnifications

We enter into software license agreements with customers through our Overwatch Systems business. These software license agreements generally include certain provisions for indemnifying customers against liabilities if our software products infringe a third party’s intellectual property rights. To date, we have not incurred any material costs as a result of such indemnifications and have not accrued any liabilities related to such obligations.

Forward Contract

We enter into a forward contract in our common stock on an annual basis. The contract is intended to hedge the earnings and cash volatility of stock-based incentive compensation indexed to our stock. The forward contract requires annual cash settlement between the counterparties based upon a number of shares multiplied by the difference between the strike price and the prevailing common stock price. As of December 29, 2007, the contract was for approximately 2.5 million shares with a strike price of $47.28. The market price of the stock was $71.62 at December 29, 2007, resulting in a receivable of $62 million, compared with a receivable of $24 million at December 30, 2006.

Warranty and Product Maintenance Contracts

We provide limited warranty and product maintenance programs, including parts and labor, for certain products for periods ranging from one to five years. We estimate the costs that may be incurred under warranty programs and record a liability in the amount of such costs at the time product revenue is recognized. Factors that affect this liability include the number of products sold, historical and anticipated rates of warranty claims, and cost per claim. We assess the adequacy of our recorded warranty and product maintenance liabilities periodically and adjust the amounts as necessary.

Changes in our warranty and product maintenance liability are as follows:

(In millions)	2007	2006	2005
Accrual at beginning of year	$315	$318	$280
Provision	191	189	188
Settlements	(181)	(167)	(149)
Adjustments to prior accrual estimates*	(13)	(25)	(1)
Acquisitions	9	—	—
Accrual at end of year	$321	$315	$318

* Adjustments include changes to prior year estimates, new issues on prior year sales and currency translation adjustments.

Note 18. Variable Interest Entities

In the normal course of business, we have entered into various joint ventures or investments in other entities that qualify as operating businesses. Generally, these ventures meet the criteria for exclusion from the scope of FASB Interpretation No. 46(R), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51.” For those ventures or investments that are within the scope of this Interpretation, we consolidate, as the primary beneficiary, the variable interest entities in which we absorb a majority of the entity’s expected losses, receive a majority of the entity’s expected losses or both, as a result of contractual or other financial interests in the entity.

BAAC is a joint venture established in 1998 between our Bell segment and a predecessor of Agusta S.p.A. to share certain costs and profits for the joint design, development, manufacture, marketing, sale, customer training and product support of the civil tiltrotor Model BA609 and, through December 2005, the commercial helicopter Model AB139. This venture is a variable interest entity since it relies on its partners to fund the development and to provide services for substantially all of the venture’s operations. We became the primary beneficiary of BAAC on December 20, 2005 when we obtained the controlling voting interest in the venture, along with the right to absorb more than half of its expected losses and residual returns. BAAC was consolidated prospectively in our financial statements as of December 20, 2005.

On December 20, 2005, we entered into an agreement with Agusta to realign BAAC. Under this agreement, we sold our 25% profit interest in the Model AB139 medium twin helicopter program to Agusta. Agusta assumed ownership of all aspects of the Model AB139 program from BAAC, including all existing customer obligations. In exchange for our interest, we received $10 million in cash, a $20 million note and a note for contingent payments from Agusta based on future Model AB139 sales. We recognized a $30 million pre-tax gain upon the sale of our interest, which is included in segment profit. The contingent receipts are expected to begin with aircraft deliveries in 2008 and will be recorded into income prospectively as the future sales occur. At the end of 2007 and 2006, Agusta’s profit interest in the Model BA609 was approximately 32% and 30%, respectively.

Note 19. Supplemental Cash Flow and Other Information

Supplemental Cash Flow Information
We have made the following cash payments:

(In millions)	2007	2006	2005
Interest paid:
Manufacturing group*	$114	$111	$108
Finance group	388	341	204
Taxes paid, net of refunds received:
Manufacturing group	316	173	107
Finance group	48	2	22
Discontinued operations	(84)	(40)	(33)

* Cash paid for interest by the Manufacturing group includes amounts paid to our Finance group of $2 million, $4 million and $5 million in 2007, 2006 and 2005, respectively.

Accrued Liabilities

The accrued liabilities of our Manufacturing group are summarized below:
	December 29,	December 30,
(In millions)	2007	2006
Customer deposits	$1,037	$663
Warranty and product maintenance contracts	321	315
Salaries, wages and employer taxes	335	276
Deferred revenue	115	107
Acquisition-related costs	104	—
Postretirement benefits other than pension	86	92
ARH LRIP program charges	50	—
Dividends payable	58	—
Other	600	505
Total accrued liabilities	$2,706	$1,958

Note 20. Segment and Geographic Data

Through fiscal 2007, we reported segment financial results within four segments: Bell, Cessna, Industrial and Finance.  The Bell segment consisted of Bell Helicopter and the Textron Systems division. With recent acquisitions and organic growth, the Textron Systems division now provides a significant portion of our consolidated revenues.  As Textron Systems and Bell Helicopter both continue to grow, these businesses require autonomy from each other and dedicated management focus.  Effective at the beginning of fiscal 2008, we changed our segment reporting to separate Textron Systems into a new segment, Defense & Intelligence, and to report Bell Helicopter as its own segment, Bell.  The Cessna, Industrial and Finance segments have not been changed. We now operate in, and will report financial information for, the following five business segments: Cessna, Bell, Defense & Intelligence, Industrial and Finance. These segments reflect the manner in which we now manage our operations. The accounting policies of the segments are the same as those described in Note 1.

Cessna products include Citation business jets, Caravan single engine turboprops, single engine piston aircraft, and aftermarket services sold to a diverse base of corporate and individual buyers.

Bell products include military and commercial helicopters and tiltrotor aircraft for U.S. and non-U.S. governments in the defense and aerospace industries, and general aviation markets.

Defense & Intelligence products include armored security vehicles, precision weapons, airborne and ground-based surveillance systems, unmanned aircraft systems, aircraft and missile control actuators, training and simulation systems and countersniper devices, intelligence and situational awareness software for U.S. and non-U.S. governments in the defense and aerospace industries, and general aviation markets.

Industrial products and markets include the following:

•
Kautex products include blow-molded fuel systems and other parts, windshield and headlamp washer systems, metal fuel fillers, engine camshafts and other parts that are marketed primarily to automobile original equipment manufacturers;

•
Fluid & Power products include industrial and hydraulic pumps, mechanical transmission systems, gears and extrusion equipment marketed to original equipment manufacturers, engineering contractors, governments, and the oil, gas, petrochemical, nuclear, mining and desalinization industries;

•
Greenlee products include powered equipment, electrical test and measurement instruments, hand and hydraulic powered tools, and electrical and fiber optic connectors, principally used in the electrical construction and maintenance, plumbing, wiring, telecommunications and data communications industries; and

•
E-Z-GO and Jacobsen products include golf cars, professional turf-maintenance equipment, and off-road, multipurpose utility and specialized turf-care vehicles that are marketed primarily to golf courses, resort communities, municipalities, sporting venues, and commercial and industrial users.

Finance provides secured commercial loans and leases primarily in North America to the asset-based lending, aviation, distribution finance, golf finance, resort finance and structured capital markets.

Segment profit is an important measure used for evaluating performance and for decision-making purposes. Segment profit for the manufacturing segments excludes interest expense, certain corporate expenses and special charges. The measurement for the Finance segment includes interest income and expense and excludes special charges. Provisions for losses on finance receivables involving the sale or lease of our products are recorded by the selling manufacturing division when our Finance group has recourse to the Manufacturing group.

Our revenues by segment, along with a reconciliation of segment profit to income from continuing operations before income taxes, are as follows:

	Revenues			Segment Profit
(In millions)	2007	2006	2005	2007	2006	2005
Cessna	$5,000	$4,156	$3,480	$865	$645	$457
Bell	2,581	2,347	2,075	144	108	269
Defense & Intelligence	1,334	1,061	806	191	141	99
Industrial	3,435	3,128	3,054	218	163	150
Finance	875	798	628	222	210	171
	$13,225	$11,490	$10,043	1,640	1,267	1,146
Special charges				—	—	(118)
Corporate expenses and other, net				(253)	(202)	(199)
Interest expense, net				(87)	(90)	(90)
Income from continuing operations before income taxes				$1,300	$975	$739

Revenues by product type within each segment are summarized below:

	Revenues
(In millions)	2007	2006	2005
Cessna: Fixed-wing aircraft	$5,000	$4,156	$3,480
Bell: Rotor aircraft	2,581	2,347	2,075
Defense & Intelligence: Armored vehicles, advanced military systems and piston aircraft engines	1,334	1,061	806
Industrial:
Fuel systems and functional components	1,723	1,542	1,523
Industrial and hydraulic pumps, gears and other	610	517	495
Powered tools, testing and measurement equipment and other	426	373	331
Golf and turf-care products	676	696	705
Finance	875	798	628
	$13,225	$11,490	$10,043

Our revenues include sales to the U.S. Government of approximately $2.5 billion in 2007, $2.2 billion in 2006 and $1.8 billion in 2005, primarily in the Bell and Defense & Intelligence segments.

Other information by segment is provided below:

	Assets
(In millions)	2007	2006	2005
Cessna	$2,459	$2,091	$1,866
Bell	1,850	1,596	1,396
Defense & Intelligence	2,512	1,002	570
Industrial	2,652	2,495	2,383
Finance	9,383	9,000	7,441
Corporate	1,092	1,293	1,721
Discontinued operations	8	73	1,122
	$19,956	$17,550	$16,499

	Capital Expenditures*			Depreciation and Amortization
(In millions)	2007	2006	2005	2007	2006	2005
Cessna	$163	$121	$105	$86	$78	$84
Bell	78	185	128	59	48	39
Defense & Intelligence	61	40	24	44	19	15
Industrial	99	82	101	90	91	104
Finance	10	12	9	40	39	46
Corporate	12	7	13	17	15	15
	$423	$447	$380	$336	$290	$303

* Capital expenditures include amounts financed through capital leases.

Geographic Data

Presented below is selected financial information of our continuing operations by geographic area:

	Revenues*			Property, Plant and Equipment, net**
(In millions)	2007	2006	2005	2007	2006	2005
United States	$8,046	$7,006	$6,390	$1,565	$1,381	$1,211
Europe	2,638	2,099	1,737	295	259	237
Canada	457	462	323	81	75	68
Latin America and Mexico	853	631	533	18	21	23
Asia and Australia	730	636	617	66	65	62
Middle East and Africa	501	656	443	7	6	6
	$13,225	$11,490	$10,043	$2,032	$1,807	$1,607

* Revenues are attributed to countries based on the location of the customer.

** Property, plant and equipment, net are based on the location of the asset.

Quarterly Data

	(Unaudited)	2007				2006
	(Dollars in millions, except per share amounts)	Q4	Q3	Q2	Q1	Q4	Q3	Q2	Q1
	Revenues
	Cessna	$1,561	$1,268	$1,203	$968	$1,232	$1,050	$1,005	$869
	Bell	755	650	596	580	685	567	545	550
	Defense & Intelligence	330	326	319	359	280	288	260	233
	Industrial	905	805	878	847	792	720	818	798
	Finance	212	214	239	210	212	212	192	182
	Total revenues	$3,763	$3,263	$3,235	$2,964	$3,201	$2,837	$2,820	$2,632
	Segment profit
	Cessna	$288	$222	$200	$155	$213	$162	$153	$117
	Bell	54	58	7	25	11	30	32	35
	Defense & Intelligence	30	43	52	66	37	37	33	34
	Industrial	53	46	59	60	32	28	54	49
	Finance	48	54	68	52	52	53	56	49
	Total segment profit	473	423	386	358	345	310	328	284
	Corporate expenses and other, net	(86)	(51)	(66)	(50)	(60)	(45)	(48)	(49)
	Interest expense, net	(21)	(19)	(23)	(24)	(20)	(23)	(25)	(22)
	Income taxes	(106)	(111)	(82)	(86)	(69)	(67)	(78)	(55)
	Income from continuing operations	260	242	215	198	196	175	177	158
	(Loss) income from discontinued operations, net of income taxes	(4)	13	(5)	(2)	(1)	(6)	(108)	10
	Net income	$256	$255	$210	$196	$195	$169	$69	$168
	Basic earnings (loss) per share*
	Continuing operations	$1.04	$0.97	$0.86	$0.79	$0.78	$0.70	$0.69	$0.61
	Discontinued operations	(0.02)	0.05	(0.02)	(0.01)	—	(0.03)	(0.42)	0.03
	Basic earnings per share	$1.02	$1.02	$0.84	$0.78	$0.78	$0.67	$0.27	$0.64
	Basic average shares outstanding (In thousands)	249,650	249,332	249,703	250,095	251,088	251,618	256,906	260,186
	Diluted earnings (loss) per share*
	Continuing operations	$1.02	$0.95	$0.85	$0.78	$0.77	$0.68	$0.67	$0.60
	Discontinued operations	(0.02)	0.05	(0.02)	(0.01)	(0.01)	(0.02)	(0.41)	0.03
	Diluted earnings per share	$1.00	$1.00	$0.83	$0.77	$0.76	$0.66	$0.26	$0.63
	Diluted average shares outstanding (In thousands)	255,294	254,321	254,271	254,873	256,047	256,759	262,588	265,712
	Segment profit margins
	Cessna	18.4%	17.5%	16.6%	16.0%	17.3%	15.4%	15.2%	13.5%
	Bell	7.2	8.9	1.2	4.3	1.6	5.3	5.9	6.4
	Defense & Intelligence	9.1	13.2	16.3	18.4	13.2	12.8	12.7	14.6
	Industrial	5.9	5.7	6.7	7.1	4.0	3.9	6.6	6.1
	Finance	22.6	25.2	28.5	24.8	24.5	25.0	29.2	26.9
	Segment profit margin	12.6%	13.0%	11.9%	12.1%	10.8%	10.9%	11.6%	10.8%
	Common stock information*
Price range:	High	$73.38	$63.13	$56.91	$49.10	$49.19	$46.56	$49.05	$47.20
	Low	$62.58	$53.01	$45.35	$44.08	$44.09	$40.55	$41.25	$37.88
	Dividends per share	$0.23	$0.23	$0.194	$0.194	$0.194	$0.194	$0.194	$0.194

* Prior period amounts have been restated to reflect a two-for-one stock split in the third quarter of 2007.

Schedule II — Valuation and Qualifying Accounts

(In millions)	2007	2006	2005
Manufacturing Group

Allowance for Doubtful Accounts
Balance at beginning of year	$34	$38	$54
Charged to costs and expenses	5	4	16
Deductions from reserves*	(5)	(8)	(32)
Balance at end of year	$34	$34	$38
Reserves for Recourse Liability to Finance Group — Continuing Operations**
Balance at beginning of year	$39	$40	$37
Charged to costs and expenses	2	—	12
Deductions from reserves*	(19)	(1)	(9)
Balance at end of year	$22	$39	$40

Inventory FIFO Reserves
Balance at beginning of year	$89	$85	$91
Charged to costs and expenses	37	29	25
Deductions from reserves*	(25)	(25)	(31)
Balance at end of year	$101	$89	$85
Finance Group

Allowance for Losses on Finance Receivables
Balance at beginning of year	$93	$96	$99
Provision for losses	33	26	29
Deduction from reserves*	(37)	(29)	(32)
Balance at end of year	$89	$93	$96

* Deductions generally included uncollectible accounts written off (less recoveries), payments, inventory disposals and currency translation adjustments.

** These reserves exclude discontinued operations liabilities of $3 million in 2007, $6 million in 2006 and $18 million in 2005. The decline in these reserves is primarily due to collections in 2007 and write-offs in 2006.